                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                          DATED AS OF DECEMBER 12, 1995

                                     BETWEEN

                               UNITEL VIDEO, INC.,

                                  AS BORROWER,

                                       AND

                                R SQUARED, INC.,

                             AS CORPORATE GUARANTOR

                                       AND

                             HELLER FINANCIAL, INC.,

                             AS AGENT AND AS LENDER

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of December 12, 1995 and entered into among UNITEL VIDEO, INC., a Delaware corporation ("Borrower"), with its principal place of business at 515 West 57 Street, New York, New York 10019, R SQUARED, INC., a California corporation ("R Squared") with its principal place of business at 3330 Cahuenga Boulevard West, Los Angeles, California 90068, the financial institutions listed on the signature pages hereof and their respective successors and assigns (each individually a "Lender" and collectively "Lenders") and HELLER FINANCIAL, INC., a Delaware corporation (in its individual capacity, "Heller"), with offices at 500 West Monroe, Chicago, Illinois 60661, for itself as a Lender and as Agent. All capitalized terms used herein are defined in Section 1 of this Agreement.

     WHEREAS, pursuant to an Assignment of Loans, Liens and Loan Documents dated the date hereof (the "Assignment Agreement") among each Loan Party, The Chase Manhattan Bank, N.A. ("Chase"), Chemical Bank ("Chemical") and Heller (the "Assignment Agreement"), each of Chase and Chemical (each, a "Bank" and collectively, "Banks") sold and assigned to Heller its rights and obligations under an Amended and Restated Credit Agreement and Guaranty dated May 6, 1992 among Borrower, R Squared, each Bank, Chase as collateral agent for Banks and Chemical as revolving credit agent for Banks, the Amended and Restated Security Agreement dated May 6, 1992 made by Borrower to Banks (each as previously amended and supplemented from time to time, the "Prior Credit Agreements") and all other documents, instruments and agreements executed in connection therewith and all rights appurtenant thereto (other than any mortgage related indebtedness owed to each Bank under the Prior Credit Agreements) (the "Assigned Documents"); and

     WHEREAS, Chase shall retain mortgage related indebtedness under the Prior Credit Agreement of Four Million Dollars ($4,000,000)(the "Chase Indebtedness"); and

     WHEREAS, the Prior Credit Agreements shall be bifurcated on the Closing Date such that the rights and obligations of the Loan Parties, Agent and Lenders (each as defined herein) with respect to the Assigned Documents shall be governed by the terms and provisions of this Agreement and the Chase Indebtedness shall be governed by the terms and provisions of a Second Amended and Restated Credit Agreement dated the date hereof between Borrower and Chase; and

     WHEREAS, Borrower desires that Lenders extend a credit facility to (i) refinance Borrower's existing senior debt, (ii) provide working capital financing and (iii) provide funds for other general corporate purposes; and

     WHEREAS, Borrower desires to secure its obligations under the Loan Documents by granting to Agent, for the benefit of Lenders, a security interest in and lien upon certain of Borrower's property; and

     WHEREAS, R Squared (the "Corporate Guarantor") is willing to guaranty all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to grant to Agent, for the benefit of Lenders, a security interest in certain of its property to secure its guaranty;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Corporate Guarantor, Agent and Lenders agree as follows:

     SECTION 1.  DEFINITIONS.

     1.1 CERTAIN DEFINED TERMS. The following terms used in this Agreement shall have the following meanings:

     "Accounts" means, all "accounts" (as defined in the UCC), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by the applicable Loan Party arising or resulting from the sale of goods or the rendering of services.

     "Affiliate" means any Person (other than Agent or Lender): (a) directly or indirectly controlling, controlled by, or under common control with, Borrower;
(b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agent" means Heller in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to subsection 9.1.

     "Agent's Account" means ABA No. 0710-0001-3, Account No. 55-35158 at First National Bank of Chicago, One First National Plaza, Chicago, IL 60670,
Reference: Heller Business Credit for the benefit of Unitel Video, Inc.

     "Agent's Depository Account" has the meaning assigned to that term in subsection 5.6.

     "Agreement" means this Loan and Security Agreement as it may be amended, supplemented or otherwise modified from time to time.

     "Amended and Restated Revolving Note" means the promissory note of Borrower in substantially the form of Exhibit 2.1(E), issued pursuant to subsection 2.1(E).

     "Amended and Restated Term Note" or "Amended and Restated Term Notes" means each promissory note of Borrower in substantially the form of Exhibits 2.1(A)(1) and (A)(2), issued pursuant to subsection 2.1(A).

     "Appraised Assets" means Borrower's fixed assets as identified in the Fixed Asset Appraisal.

     "Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Borrower or any of its Subsidiaries.

     "Assignment Agreement" has the meaning assigned to that term in the preamble to this Agreement.

     "Assigned Documents" has the meaning assigned to that term in the Preamble to this Agreement.

     "Assigned Financing Statements" means the UCC-3 Assignments identified on
Schedule 1.1(D).

     "Assigned Landlord Waivers" means the landlord waivers identified on
Schedule 1.1(E).

     "Assigned Motor Vehicle Title Certificates" means the motor vehicle title certificates identified on Schedule 1.1(F).

     "Assigned Notes" means the Amended and Restated Revolving Credit Note dated March 14, 1994 made by Borrower to Chemical in the original principal amount of $5,000,000, the Amended and Restated Term Loan Note dated May 18, 1992 made by Borrower in favor of Chemical in the original principal amount of $7,203,899.70, the Substitution and Replacement Note dated December 12, 1995 made by Borrower in favor of Chemical in the original principal amount of $3,691,666.70, the Amended and Restated Revolving Credit Note dated March 14, 1994 made by Borrower in favor of Chase in the original principal amount of $5,000,000 and the Amended and Restated Term Loan Note dated May 18, 1992 made by Borrower in favor of Chase in the original principal amount of $8,307,648.27.

     "Bank Letters of Credit" means letters of credit issued by a bank for the account of Borrower and supported by a Risk Participation Agreement.

     "Banks" has the meaning assigned to that term in the preamble to this Agreement.

     "Base Rate" means a variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate in Federal Reserve Statistical Release H.15(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent, or (b) the Federal Funds Effective Rate. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. In the event the Board of Governors of the Federal Reserve
System ceases to publish a Bank Prime Loan rate or its equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate", "reference rate", "base rate", or other similar rate announced from time to time by any of Bankers Trust Company, The Chase Manhattan Bank, National Association or Chemical Bank, or their successors
(with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank).

     "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

     "Borrower" has the meaning assigned to that term in the preamble to this Agreement.

     "Borrowing Base" has the meaning assigned to that term in subsection
2.1(B).

     "Borrowing Base Certificate" means a certificate and assignment schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit 1.1(A).

     "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois, New York or Pennsylvania or for the purposes of LIBOR Rate Loans only, London, England or is a day on which banking institutions located in any such state or city are closed.

     "Capital Expenditures" means all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

     "Capital Lease" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

     "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof;
(b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank.

     "Change of Control" means any person or group of persons acting in concert (in each case excluding officers or directors of Borrower on the Closing Date) holds more than fifty percent (50%) of the outstanding common stock of Borrower.

     "Chase" means The Chase Manhattan Bank, N.A. or its successor.

     "Chase Mortgage Documentation" means the Mortgage Consolidation and Modification Agreement dated the Closing Date between Borrower and Chase, the Second Amended and Restated Credit Agreement dated the Closing Date between Borrower and Chase, the Consolidated Term Loan Mortgage dated the Closing Date between Borrower and Chase and the Note Consolidation and Modification Agreement dated the Closing Date between Borrower and Chase.

     "Chicago Lease" means the Indenture dated April 16, 1987 between La Salle National Trust, N.A. (as successor trustee to La Salle National Bank), as trustee under Trust No. 52082, as landlord and Borrower (as assignee of Scanline Communications), as tenant, related to the premises located at 301 East Erie Street, Chicago, Illinois, as amended, modified, restated or supplemented from time to time.

     "Closing Certificate" means a certificate duly executed by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit 1.1(B).

     "Closing Date" means December 12, 1995.

     "Closing Date Fee Letter" means the letter agreement by and between Borrower and Heller dated the Closing Date pursuant to which Borrower agrees to pay to Heller certain fees on the Closing Date in connection with the transactions contemplated by this Agreement.

     "Collateral" has the meaning assigned to that term in subsection 2.7.

     "Commitment" or "Commitments" means the commitment or commitments of Lenders to make Loans as set forth in subsections 2.1(A) and/or 2.1(B) and to provide Lender Letters of Credit as set forth in Subsection 2.1(G).

     "Compliance Certificate" means a certificate duly executed by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit 1.1(C).

     "Consulting Agreements" means (a) the Consulting Agreement dated as of November 13, 1995 between Borrower and Joseph DiBuono, (b) the Employment and Consulting Agreement dated September 1, 1998 between Borrower and Herbert Bass,
(c) the Employment and Consulting Agreement dated July 19, 1995 between Borrower and John Hoffman and (d) the Employment and Consulting Agreement dated September 1, 1998 between Borrower and Alex Geisler, each as in effect on the Closing Date.

     "Corporate Guarantor" has the meaning assigned to that term in the preamble to this Agreement.

     "Corporate Guaranty" means the continuing guaranty made by the Corporate Guarantor in favor of Agent in substantially the form of Exhibit 1.1(D), as such agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not waived in writing, cured or removed within any applicable grace or cure period.

     "Default Rate" has the meaning assigned to that term in subsection 2.2(A)(iv).

     "EBITDA" means, for any period, without duplication, the total of the following for Borrower and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; PLUS, to the extent included in the calculation of net income, (2) the sum of (a) income and franchise taxes paid or accrued; (b) Interest Expenses, net of interest income, paid or accrued; (c) interest paid in kind; (d) amortization (including, without limitation, amortization of fees and costs with respect to transactions contemplated hereunder on the Closing Date which have been capitalized as transaction costs) and depreciation and (e) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); LESS, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person (other than wholly-owned Subsidiaries of Borrower) in which Borrower or a wholly owned Subsidiary of Borrower has an ownership interest unless such income is received by Borrower or such wholly owned Subsidiary in a cash distribution; (b) gains or losses from sales or other dispositions of assets; and (c) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses; PROVIDED, HOWEVER, for purposes of calculating Borrower's compliance with the financial covenants set forth in Section 6 solely as respects Borrower's 1996 Fiscal Year, the Impairment Add Back Amount shall be included as a positive addition in the calculation of EBITDA.

     "Eligible Accounts" has the meaning assigned to that term in subsection 2.1(C).

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

     "Environmental Claims" means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

     "Environmental Laws" means any applicable present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.

     "Equipment" means all "equipment" (as defined in the UCC), including, without limitation, all machinery, motor vehicles, trucks, trailers, vessels, fixtures, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

     "Equipment Report" means a report duly certified by an officer of Borrower appropriately completed and in substantially the form of Exhibit 1.1(E).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

     "ERISA Affiliate", as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

     "ESOP Agreements" means the Unitel Video, Inc. Employee Stock Ownership Trust Agreement, dated as of May 8, 1987 between Borrower and the trustees named therein, the ESOP

Guaranty, the ESOP Loan Agreement, as amended, dated as of May 13, 1987 between the trustees named therein and Chase, and the ESOP Mortgage.

     "ESOP Guaranty" means the Guarantee and Contingent Purchase Agreement dated as of May 13, 1987, as amended, between Borrower and Chase.

     "ESOP Mortgage" means the Mortgage dated as of June 5, 1987 of the New York City Industrial Development Agency and Borrower to Chase, as amended, relating to the ESOP Obligations.

     "ESOP Obligations" means any and all amounts payable to Chase pursuant to the ESOP Agreements.

     "Event of Default" means each of the events set forth in subsection 8.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three Federal funds brokers of recognized standing selected by Agent.

     "Fiscal Year" means each twelve month period ending on the last day of August in each year.

     "Fixed Asset Appraisal" means the appraisal of Borrower's fixed assets dated August 1995, prepared by Philip Pollack and Company, Inc.

     "Fixed Charge Coverage" means, for any period, Operating Cash Flow divided by Fixed Charges.

     "Fixed Charges" means, for any period, and each calculated for such period (without duplication), (a) Interest Expenses paid or accrued by Borrower and its Subsidiaries; PLUS (b) scheduled payments of principal with respect to all Indebtedness of Borrower and its Subsidiaries (other than scheduled principal payments under Term Loan B); PLUS (c) any provision for (to the extent it is greater than zero) income or franchise taxes included in the determination of net income, excluding any provision for deferred taxes; PLUS (d) Restricted Junior Payments made in cash to the extent permitted under subsection 7.5(b) plus (e) payment of deferred taxes accrued in any prior period.

     "Fixed Rate Loan" means at any time that portion of the Loans other than LIBOR Rate Loans bearing interest at a fixed rate.

     "Funding Date" means the date of each funding of a Loan or issuance of a Lender Letter of Credit.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

     "Good Faith Contest" means the contest of an item if: (1) the item is contested in good faith and diligently pursued, including, if required, by appropriate proceedings timely instituted and (2) adequate reserves against availability are established under the Revolving Loan with respect to the contested item.

     "Hazardous Material" means all or any of the following: (a) substances that are regulated or governed by or pursuant to any Environmental Laws or regulations; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

     "Heller" has the meaning assigned to that term in the preamble to this Agreement.

     "Impairment Add Back Amount" means an amount equal to the sum of (1) the lesser of (a) $1,000,000 and (b) the actual cost incurred by Borrower in connection with its buy-out of the Chicago Lease, (2) the lesser of (a) $200,000 and (b) the actual employee severance pay costs incurred by Borrower in connection with its permanent cessation of its Editel-Chicago division and (3) the lesser of (a) $500,000 and (b) the actual employee severance pay costs incurred by Borrower in connection with its permanent cessation of its Editel New York division.

     "Indebtedness", as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

     "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, trademarks, tradenames, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

     "Intellectual Property" means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

     "Interest Expenses" means, without duplication, for any period, the following, for Borrower and its Subsidiaries each calculated for such period: interest expenses deducted in the determination of net income (excluding (i) the amortization of fees and costs with respect to the transactions contemplated hereunder on the Closing Date which have been capitalized as transaction costs; and (ii) interest paid in kind).

     "Interest Period" has the meaning assigned to that term in subsection
2.2(B).

     "Interest Rate" has the meaning assigned to that term in subsection 2.2(A).

     "Inventory" means all "inventory" (as defined in the UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person's business, and goods which are returned or repossessed.

     "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

     "Lender" or "Lenders" has the meaning assigned to that term in the preamble to this Agreement.

     "Lender Addition Agreement" means an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans, the Commitments and other interests under this Agreement and the other Loan Documents substantially in the form of Exhibit 1.1(F).

     "Lender Letter of Credit" has the meaning assigned to that term in subsection 2.1(G).

     "Letter of Credit Liability" means, all reimbursement and other liabilities of Borrower or any of its Subsidiaries with respect to each Lender Letter of Credit, whether contingent or otherwise, including, without duplication (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the issuing bank to the extent not reimbursed; and (c) all unpaid interest, fees and expenses.

     "Letter of Credit Reserve" means, at any time, an amount equal to (a) the aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at such time plus, without duplication (b) the aggregate amount theretofore paid by Agent or any Lender under Lender Letters of Credit and not debited to the Loan Account pursuant to subsection 2.1(G)(2) or otherwise reimbursed by Borrower.

     "Leverage Ratio" means for any period: the ratio of (a) Indebtedness for borrowed money for Borrower and its Subsidiaries (exclusive of the then outstanding Revolving Loan amount) to (b) EBITDA.

     "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

     "LIBOR Rate" means, for each Interest Period, a rate of interest equal to:

     (a) the rate of interest determined by Agent at which deposits in Dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBOR Page as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; provided that if at least two such offered rates appear on the Reuters Screen LIBOR Page in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Agent) will be the rate used; provided further that if Reuters ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Agent at which deposits in Dollars are offered for the relevant Interest Period by Bankers Trust Company, Chase Manhattan Bank, N.A. and Chemical Bank, or their successors, (or their respective successors) to prime banks in the London interbank market as of 11:00 A.M. (London time) on the applicable interest rate determination date, divided by

     (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System:

(such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

     "LIBOR Rate Loan" means at any time that portion of the Loans bearing interest at rates determined by reference to the LIBOR Rate.

     "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Loan" or "Loans" means an advance or advances under the Term Loan Commitment or the Revolving Loan Commitment.

     "Loan Documents" means this Agreement, the Notes, the Corporate Guaranty, the Subordinated Notes and all other instruments, documents and agreements executed by or on behalf of Borrower or any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender in connection with the Loans and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

     "Loan Party" means, collectively, Borrower and Corporate Guarantor.

     "Loan Year" means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

     "Material Adverse Effect" means a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of Borrower and Corporate Guarantor taken as a whole or (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce or collect any of the Obligations.

     "Maximum Revolving Loan Amount" has the meaning assigned to that term in subsection 2.1(B).

     "Mobile Units" means Borrower's mobile units described on Schedule 1.1(A).

     "Net Worth" means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) less unearned employee benefit expense and common stock held in treasury calculated in conformity with GAAP.

     "Notes" means the Amended and Restated Revolving Note and the Amended and Restated Term Notes.

     "Notice of Borrowing" has the meaning assigned to that term in subsection 2.1(D).

     "Notice of Conversion/Continuation" has the meaning assigned to that term in subsection 2.2(E).

     "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or to any Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness (whether incurred before or after the Termination Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable.

     "Operating Cash Flow" means, for any period, (a) EBITDA; LESS (b) Capital Expenditures (exclusive of any portion of any Capital Expenditures (a) financed by a Person other than Lenders as permitted hereby, (b) made from the cash proceeds of an Asset Disposition not required herein to pay down any Term Loan or (c) that consist of commitments or contracts to make Capital Expenditures which have not created a cash obligation so long as such amount does not exceed $500,000 in the aggregate at any time outstanding).

     "Orderly Liquidation Value" means the orderly liquidation value of the Appraised Assets as set forth in the Fixed Asset Appraisal, or Borrower's cost of any fixed asset of Borrower or any of its Subsidiaries acquired after the Closing Date, as applicable.

     "Permitted Encumbrances" means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims) for taxes, assessments or other governmental charges not yet due and payable, or, if due and payable, which are the subject of a Good Faith Contest; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are the subject of a Good Faith Contest; (c) judgment and other similar Liens arising in connection with court proceedings, provided the execution or enforcement of such Liens is effectively stayed to the satisfaction of Agent and the claims secured thereby are the subject of a Good Faith Contest; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (e) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (f) Liens for purchase money obligations or a Lien incurred in connection with any conditional sale or other title retention agreement, PROVIDED that (i) the purchase of the asset subject to any such Lien is permitted under subsection 6.2, (ii) the Indebtedness secured by any such Lien is permitted under subsection 7.1, and (iii) such Lien encumbers only the asset so purchased; (g) Liens in favor of Agent, on behalf of Lenders, and (h) Liens set forth on Schedule 1.1(B).

     "Permitted Term Loan B Repayment Source" means Specified Fixed Asset Dispositions, PROVIDED, HOWEVER, the aggregate Orderly Liquidation Value of Appraised Assets sold or otherwise disposed of in such Specified Fixed Asset Dispositions may not exceed the Threshold Amount.

     "Permitted Subsidiaries" means Corporate Guarantor.

     "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

     "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by this Agreement. The Pro Forma is annexed hereto as Schedule 1.1(C).

     "Pro Rata Share" means (a) with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders and (b) with respect to all other matters, the percentage obtained by dividing (i) the Total Loan Commitment of a Lender by (ii) the Total Loan Commitments of all Lenders, in either case as such percentage may be adjusted by assignments permitted pursuant to subsection 9.1; provided, however, for the purpose hereof, the amount of the Commitment shall be deemed to be the outstanding balance of the respective Loan after the Commitment has been terminated.

     "Projections" means Borrower's forecasted consolidated and consolidating:
(a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a division by division and Subsidiary by Subsidiary basis and otherwise consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     "Qualified Assets" means (a) until such time as Term Loan B shall have been paid in full, Equipment used or usable in any of Borrower's divisions other than the Specified Divisions, exclusive of costs which may be capitalized relative to planning, installation, set up and similar costs, and (b) upon payment in full of Term Loan B, Equipment used or usable in any of Borrower's divisions, exclusive of costs which may be capitalized relative to planning, installation, setup and similar costs, which such Qualified Assets in each case (i) have been acquired by Borrower absent financing other than under this Agreement and (ii) shall not be encumbered by any Liens other than those in favor of Agent.

     "Requisite Lenders" means Lenders holding or being responsible for sixty six and two thirds percent (66 2/3%) or more of the sum of (a) outstanding Loans, (b) outstanding Letter of Credit Liability and (c) unutilized Commitments.

     "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a stock dividend; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Borrower or any of its Subsidiaries of any management fees or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

     "Revolving Loan" means all advances made by Lenders pursuant to subsection 2.1(B) and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

     "Revolving Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make a portion of the Revolving Loan and to purchase participations in Lender Letters of Credit pursuant to subsection 2.1(G) as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Loan and to purchase participations in Lender Letters of Credit pursuant to subsection 2.1(G).

     "Risk Participation Agreement" has the meaning assigned to that term in subsection 2.1(G).

     "Scheduled Installment of Term Loan A" has the meaning assigned to that term in subsection 2.1(A)(1).

     "Scheduled Installment of Term Loan B" has the meaning assigned to that term in subsection 2.1(A)(2).

     "Settlement Date" has the meanings assigned to that term in subsection 9.6(A)(2).

     "Specified Divisions" means each of Borrower's Editel-Chicago division, Editel-New York division, Editel-Los Angeles division and Windsor Video division.

     "Specified Fixed Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the fixed assets of a Specified Division, excluding any assets included in such disposition which were not assets of such Specified Division as of September 1, 1995.

     "Subordinated Debt" means all Indebtedness owing by Borrower under the Subordinated Notes.

     "Subordinated Notes" means (1) the Non-Negotiable Promissory Note dated May 6, 1992 in the original principal amount of $2,500,000 made by Borrower in favor of Scanline Communications (2) the Promissory Note dated February 24, 1995 in the original principal amount of $87,900 made by Borrower in favor of Edward J. Greene (assignee of Jee See and Co., Inc.), (3) the Promissory Note dated February 24, 1995 in the original principal amount of $11,625 made by Borrower in favor of Dwight A. Hemion (assignee of Jee See and Co., Inc.), (4) the Promissory Note dated February 24, 1995 in the original principal amount of $87,900 made by Borrower in favor of Sam Lovollo and Grace Lovollo (assignee of Jee See and Co., Inc.), (5) Promissory Note dated February 24, 1995 in the original principal amount of $35,175 made by Borrower in favor of David Nash and Gertrude Nash (assignee of Jee See and Co., Inc.), (6) the Promissory Note dated February 24, 1995 in the original principal amount of $21,975 made by Borrower in favor of Stan Porter and Yvonne Porter (assignee of Jee See and Co., Inc.),
(7) the Promissory Note dated February 24, 1995 in the original principal amount of $96,675 made by Borrower in favor of Nicholas E. Vanoff (assignee of Jee See and Co., Inc.), (8) the Promissory Note dated February 24, 1995 in the original principal amount of $121,575 made by Borrower in favor of Phyllis C. Vanoff, Trustee of the Felissa Vanoff Revocable Trust (assignee of Jee See and Co., Inc.), (9) the Promissory Note dated February 24, 1995 in the original principal amount of $3,525 made by Borrower in favor of Phyllis C. Vanoff, Trustee of the Felissa Vanoff Revocable Trust (assignee of Jee See and Co., Inc.), (10) the Promissory Note dated February 24, 1995 in the original principal amount of $118,200 made by Borrower in favor of Phyllis C. Vanoff, Trustee of Marital Trust B under The Vanoff Family Trust (assignee of Jee See and Co., Inc.), (11) the Promissory Note dated February 24, 1995 in the original principal amount of $65,925 made by Borrower in favor of Phyllis C. Vanoff, Trustee of the Flavio Vanoff Irrevocable Trust (assignee of Jee See and Co., Inc.), (12) the Promissory Note dated February 24, 1995 in the original principal amount of $87,900 made by Borrower in favor of Keith Winikoff (assignee of Jee See and Co., Inc.) and (13) the Promissory Note dated February 24, 1995 in the original principal amount of $11,625 made by Borrower in favor of Gary Smith (assignee of Jee See and Co., Inc.).

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

     "Tangible Net Worth" means an amount equal to: (a) Net Worth; LESS (b) Intangible Assets (excluding deferred tax assets); LESS (c) prepaid expenses; LESS (d) all obligations owed to such Person by any Affiliate of such Person or any of its Subsidiaries; and LESS (e) all loans by such Person to its officers, stockholders or employees.

     "Term Loans" means the advances made pursuant to subsections 2.1(A)(1) and
(A)(2).

     "Term Loan A" means the advance made pursuant to subsection 2.1(A)(1).

     "Term Loan B" means the advance made pursuant to subsection 2.1(A)(2).

     "Term Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make a portion of the Term Loans in the amount set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loans.

     "Termination Date" means the date this Agreement is terminated as set forth in subsection 2.5.

     "Threshold Amount" means $10,300,000.

     "Total Loan Commitment" means the aggregate commitments of any Lender with respect to the Revolving Loan Commitment and the Term Loan Commitment.

     "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

     "Undrawn Availability" means an amount equal to (a) the Maximum Revolving Loan Amount MINUS (b) the outstanding Revolving Loans.

     1.2 ACCOUNTING TERMS. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent or any Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower's certified public accountants; and (c) changes in carrying value of Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the transactions contemplated by this Agreement or (ii) any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.

     1.3 OTHER DEFINITIONAL PROVISIONS. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.


     SECTION 2.  LOANS AND COLLATERAL.

     2.1  LOANS.

          (A)(1) TERM LOAN A. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender, severally, agrees to lend to Borrower, on the Closing Date, its Pro Rata Share of Term Loan A which is in the amount of $7,500,000. Term Loan A shall be funded in one drawing. Amounts borrowed under this subsection 2.1(A)(1) and repaid may not be reborrowed. Borrower shall make principal payments in the amount of the applicable Scheduled Installment of Term Loan A (or such lesser principal amount of Term Loan A as shall then be outstanding) on the dates and in the amounts set forth below.

          "Scheduled Installment of Term Loan A" means each of the sixty (60) consecutive monthly principal installments commencing on January 1, 1996 and continuing on the first day of each month thereafter, the first fifty-nine (59) of which shall, subject to the provisions of subsection 2.4(B), be in an amount equal to $89,286 and the final installment due on December 12, 2000, or the earlier to occur of (a) the Termination Date or (b) acceleration of the Obligations in accordance with the provisions of subsection 8.3, in an amount equal to the unpaid principal amount thereof plus accrued interest thereon.

          (A)(2)    TERM LOAN B.   Subject to the terms and conditions of this
Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender, severally, agrees to lend to Borrower on the Closing Date its Pro Rata Share of Term Loan B which is in the amount of $7,500,000. Term Loan B shall be funded in one drawing. Amounts borrowed under this subsection 2.1(A)(2) and repaid may not be reborrowed. Borrower shall make principal payments in the amounts of the applicable Scheduled Installments of Term Loan B (or such lesser principal amount of Term Loan B as shall then be outstanding) on the dates and in the amounts set forth below; PROVIDED, HOWEVER, Borrower, unless Agent otherwise consents in writing, may only make principal payments on Term Loan B from a Permitted Term Loan B Repayment Source.

     "Scheduled Installment of Term Loan B" means each of the two (2) principal installments each in an amount equal to $3,750,000, payable, subject to the provisions of subsection 2.4(B), on or before August 31, 1996 and December 31, 1996, or the earlier to occur of (a) the Termination Date or (b) acceleration of the Obligations in accordance with the provisions of subsection 8.3, in an amount equal to the unpaid principal amount thereof plus accrued interest thereon.

          (B) REVOLVING LOAN. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of the Revolving Loan. The aggregate amount of all Revolving Loan Commitments shall not exceed at any time $11,000,000. Amounts borrowed under this subsection 2.1(B) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to subsection 8.3 or (ii) the Termination Date. Except as otherwise provided herein, no Lender shall have any obligation to make advances under this subsection 2.1(B) to the extent any requested advance would cause the balance of the Revolving Loan then outstanding (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.

               (1) "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Revolving Loan Commitment minus the Letter of Credit Reserve and (b) the Borrowing Base minus the Letter of Credit Reserve.


               (2) "Borrowing Base" means, as of any date of determination, an amount equal to (a) eighty-five percent (85%) of Eligible Accounts less (b) such reserves as Agent in its reasonable discretion elects to establish.

          (C)  ELIGIBLE ACCOUNTS.

          "Eligible Accounts" means, as at any date of determination, the aggregate of all of Borrower's Accounts that Agent, in its reasonable judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Agent, the following Accounts of Borrower are not Eligible Accounts:

               (1) Accounts which, at the date of issuance of the respective invoice therefor, were payable more than sixty (60) days after the date of issuance of such invoice;

               (2) Accounts which remain unpaid for more than sixty (60) days after the due date specified in the original invoice or for more than ninety (90) days after invoice date if no due date was specified;

               (3) Accounts which are otherwise eligible with respect to which the account debtor is owed a credit by Borrower, but only to the extent of such credit;

               (4) Accounts due from a customer whose principal place of business is located outside the United States of America or Canada unless such Account is backed by a letter of credit, in form and substance acceptable to Agent and issued or confirmed by a bank that is organized under the laws of the United States of America or a State thereof, that is acceptable to Agent; provided that such letter of credit has been delivered to Agent as additional collateral;


               (5) Accounts due from a customer which Agent has notified Borrower does not have a satisfactory credit standing;

               (6) Accounts with respect to which the customer is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof unless Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any applicable statute or municipal ordinance of similar purpose and effect;

               (7) Accounts with respect to which the customer is an Affiliate of Borrower or a director, officer, agent, stockholder or employee of Borrower or any of its Affiliates;
               (8) Accounts due from a customer if more than fifty percent (50%) of the aggregate amount of Accounts of such customer have at the time remained unpaid for more than sixty (60) days after due date or ninety (90) days after the invoice date if no due date was specified;

               (9) Accounts with respect to which there is any unresolved dispute with the respective customer (but only to the extent of such dispute);

               (10) Accounts evidenced by an "instrument" or "chattel paper" (as defined in the UCC) not in the possession of Agent, on behalf of Lenders;

               (11) Accounts with respect to which Agent, on behalf of Lenders, does not have a valid, first priority and fully perfected security interest;

               (12) Accounts subject to any Lien except those in favor of Agent, on behalf of Lenders;

               (13) Accounts with respect to which the customer is the subject of any bankruptcy or other insolvency proceeding;

               (14) Accounts due from a customer to the extent that such Accounts exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Accounts at said date;

               (15) Accounts with respect to which the customer's obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

               (16) Accounts with respect to which the customer is located in Indiana, New Jersey, Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; and

               (17) Accounts with respect to which the customer is a creditor of Borrower, PROVIDED, HOWEVER, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrower to such Person.

          (D) BORROWING MECHANICS. (1) LIBOR Rate Loans or Fixed Rate Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount. (2) On any day when Borrower desires to borrow under this subsection 2.1, Borrower shall give Agent telephonic notice of the proposed borrowing by 11:00 a.m. Central time on the Funding Date of a Base Rate Loan and two (2) Business Days in advance of the Funding Date of a LIBOR Rate Loan or a Fixed Rate Loan, which notice (a "Notice of Borrowing") must also specify the proposed Funding Date (which shall be a Business Day), whether such Loans shall consist of Base Rate Loans, LIBOR Rate Loans or Fixed Rate Loans and for LIBOR Rate Loans or Fixed Rate Loans the Interest Period applicable thereto. Any such telephonic notice shall be confirmed in writing on the same day. Neither Agent nor any Lender shall incur any liability to Borrower for acting upon any telephonic notice Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(D). Neither Agent nor any Lender will make any advance pursuant to any telephonic notice unless Agent has also received the most recent Borrowing Base Certificate and all other documents required under subsection 5.1(F) by 11:00 a.m. Central time. Each advance made to Borrower under the Revolving Loan shall be deposited by wire transfer in immediately available funds in such account as Borrower may from time to time designate to Agent in writing. Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan

Documents as principal, accrued interest and fees shall be deemed irrevocably to be a request by Borrower for a Base Rate Revolving Loan on the due date of, and in the amount required to pay, such principal, accrued interest and fees, and the proceeds of each such Revolving Loan if made by Agent or any Lender shall be disbursed by Agent or such Lender by way of direct payment of the relevant obligation.

          (E) NOTES. Borrower shall execute and deliver to each Lender (i) an Amended and Restated Term Note A and Amended and Restated Term Note B to evidence such Lender's portion of the Term Loans, such Amended and Restated Term Notes to be in the principal amount of the respective Term Loan Commitments of such Lender and with other appropriate insertions and (ii) an Amended and Restated Revolving Note to evidence such Lender's portion of the Revolving Loan, such Amended and Restated Revolving Note to be in the principal amount of the Revolving Loan Commitment of such Lender and with other appropriate insertions. In the event of an assignment under subsection 9.1, Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the new Commitments of the assigning Lender and its assignee (or in the case of the Amended and Restated Term Notes, the outstanding principal amount of the assigning Lender's and its assignee's portions of the Term Loans).

          (F) EVIDENCE OF REVOLVING LOAN OBLIGATIONS. The advances constituting the Revolving Loan shall be evidenced by this Agreement, the Amended and Restated Revolving Note, and notations made from time to time by Agent in its books and records, including computer records. Agent shall record in its books and records, including computer records, the principal amount of the Revolving Loans owing to each Lender from time to time. Agent's books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by Agent to make any such notation or record shall not affect the obligations of Borrower to Lenders with respect to the Revolving Loans.

          (G) LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Revolving Loan Commitments may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for (i) the issuance of letters of credit by Agent; or with Agent's consent any Lender, or
(ii) the issuance by Agent of risk participations (a "Risk Participation Agreement") to banks to induce such banks to issue letters of credit for the account of Borrower (each of (i) and (ii) above a "Lender Letter of Credit"). Each Lender shall be deemed to have purchased a participation in each Lender Letter of Credit issued on behalf of Borrower in an amount equal to its Pro Rata Share thereof. In no event shall any Lender Letter of Credit be issued to the extent that the issuance of such Lender Letter of Credit would cause the sum of the Letter of Credit Reserve (after giving effect to such issuance) plus the outstanding principal balance of the Revolving Loan to exceed the lesser of (x) the Borrowing Base and (y) the Revolving Loan Commitment.

          (1) MAXIMUM AMOUNT. The aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at any time shall not exceed $2,000,000.

          (2) REIMBURSEMENT. Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent or the issuer for any amounts paid with respect to a Lender Letter of Credit including all fees, costs and expenses paid to any bank that issues Bank Letters of Credit. Borrower hereby authorizes and directs Agent, at Agent's option, to debit Borrower's account (by increasing the principal balance of the Revolving Loan) in the amount of any payment made with respect to any Lender Letter of Credit. All amounts paid with respect to any Lender Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the Default Rate applicable to Revolving Loans. In the event that Borrower shall fail to reimburse Agent on the date of any payment under a Lender Letter of Credit in an amount equal to the amount of such payment, Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Agent an amount equal to its respective participation in same day funds. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. In the event any Lender fails to make available to Agent the amount of such Lender's participation in such Lender Letter of Credit, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

          (3) CONDITIONS OF ISSUANCE. In addition to all other terms and conditions set forth in this Agreement, the issuance of any Lender Letter of Credit shall be subject to the conditions precedent that the letter of credit which Borrower requests be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to Agent. The expiration date of each Lender Letter of Credit shall be on a date which is at least thirty (30) days prior to the Termination Date.

          (4) REQUEST FOR LETTERS OF CREDIT. Borrower shall give Agent at least three (3) Business Days prior notice specifying the date a Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the letter of credit being requested.

          (H)       OTHER LETTER OF CREDIT PROVISIONS.

          (1) OBLIGATIONS ABSOLUTE. The obligation of Borrower to reimburse Agent or any Lender for payments made under any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

               (a) any lack of validity or enforceability of any Lender Letter of Credit or any other agreement;

               (b) the existence of any claim, set-off, defense or other right which Borrower, any of its Affiliates, Agent or any Lender, on the one hand, may at any time have against any beneficiary or transferee of any Lender Letter of Credit or Bank Letter of Credit (or any Persons for whom any such transferee may be acting), Agent, any Lender or any other Person, on the other hand, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary of the letter of credit);

               (c) any draft, demand, certificate or any other document presented under any Lender Letter of Credit or Bank Letter of Credit which is forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (d) payment under any Lender Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such letter of credit; provided that, in the case of any payment by Lender under any Lender Letter of Credit, Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit;

               (e) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

               (f) the fact that a Default or an Event of Default shall have occurred and be continuing.

          (2) NATURE OF LENDER'S DUTIES. As between Agent and Lenders, on the one hand, and Borrower, on the other hand, Borrower assumes all risks of the acts and omissions of, or misuse of any Lender Letter of Credit by the beneficiary thereof. In furtherance and not in limitation of the foregoing, neither Agent nor any Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment by Agent or any Lender under any Lender Letter of Credit, Agent or Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Lender Letter of Credit; (g) for the credit of the proceeds of any drawing under any Lender Letter of Credit; and (h) for any consequences arising from causes beyond the control of Agent or any Lender as the case may be. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder.

          (3) LIABILITY. In furtherance and extension of and not in limitation of, the specific provisions herein above set forth, any action taken or omitted by Agent or any Lender under or in connection with any Lender Letter of Credit, if taken or omitted in good faith, shall not put Agent or any Lender under any resulting liability to Borrower.

     2.2  INTEREST.

          (A)  RATE OF INTEREST.  (i)   Subject to the provisions of subsections
(ii) and (iii) below, the Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to (x) in the case of Base Rate Loans, the Base Rate plus (a) three-quarters of one percent (.75%) with respect to the Revolving Loan, (b) one percent (1.00%) with respect to Term Loan A and (c) one and one-quarter percent (1.25%) with respect to Term Loan B, (y) in the case of LIBOR Rate Loans, the LIBOR Rate plus (a) two and one-half percent (2.50%) with respect to the Revolving Loan, (b) two and three-quarters percent (2.75%) with respect to Term Loan A and (c) three percent (3.00%) with respect to Term Loan B and (z) a fixed rate determined in accordance with subsection (iii) below. (the "Interest Rate"). The applicable basis for determining the rate of interest shall be selected by Borrower initially at the time a notice of borrowing is given pursuant to subsection 2.1(D). The basis for determining the interest rate with respect to any Loan or a portion of any Loan may be changed from time to time pursuant to subsection 2.2(E). If on any day a Loan or a portion of any Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan or portion thereof shall bear interest determined by reference to the Base Rate.

     (ii) Notwithstanding the provisions of the foregoing subsection "(i)", so long as no Default or Event of Default shall then be in existence, in the event
(a) Borrower's August 31, 1996 fiscal year-end audited financial statements (the "1996 Year-End Financial Statements"), delivered to Agent in accordance with the provisions of subsection 5.1(B) hereof, reflect an EBITDA of greater than $16,000,000 and/or (b) Borrower's August 31, 1997 fiscal year-end audited financial statements (the "1997 Year-End Financial Statements" and together with the 1996 Year-End Financial Statements, collectively, the "Year-End Financial Statements"), delivered to Agent in accordance with the provisions of subsection 5.1(B) hereof, reflect an EBITDA of greater than $20,000,000, then in each such case, as applicable, Agent shall reduce the Interest Rates other than for any Fixed Rate Loan by one-quarter of one percent (.25%) commencing on the fifth
(5th) Business Day following Agent's receipt of the applicable Year-End Financial Statements (each, an "Adjustment Date"); PROVIDED, HOWEVER, in the case of LIBOR Rate Loans, such adjusted rate shall only be effective for LIBOR Rate Loans with Interest Periods commencing on or after the applicable Adjustment Date.

     (iii) So long as no Default or Event of Default shall then be in existence, within ten (10) Business Days following Borrower's request therefor to Agent, Agent on behalf of Lenders shall provide Borrower with a fixed rate of interest quote in writing for, subject to the restrictions set forth in Subsection 2.1(D), all or any part of the outstanding Loans (the "Quote"). The Quote shall be determined by Lenders in good faith. In the event Borrower elects to convert all or any portion of the Loans to a Fixed Rate Loan, it shall provide Agent such election in writing by delivering to Agent a Notice of Conversion/Continuation as defined in subsection 2.2(E) no later than 11:00 a.m.

Central time on the Business Day following Borrower's receipt from Agent of the Quote, which such written election shall be deemed Borrower's acceptance of the Quote.

     (iv) After the occurrence and during the continuance of an Event of Default and notice thereof by Agent to Borrower (except that no notice shall be required upon the occurrence of an Event of Default under subsection 8.1(G) or 8.1(H))
(i) the Loans and all other Obligations shall, at the option of Requisite Lenders, bear interest at a rate per annum equal to two percent (2%) plus the applicable Interest Rate (the "Default Rate"), (ii) each LIBOR Rate Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period and (iii) no Loans may be converted to LIBOR Rate Loans.

          (B) INTEREST PERIODS. In connection with each LIBOR Rate Loan or Fixed Rate Loan, Borrower shall elect an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period for LIBOR Rate Loans shall be either a one, two, three or six month period and for Fixed Rate Loans shall be one month or any whole multiple thereof; provided that:

               (1) the initial Interest Period for any Loan shall commence on the Funding Date of such Loan;

               (2) in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

               (3) if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

               (4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (5), below, end on the last Business Day of a calendar month;

               (5)  no Interest Period shall extend beyond the Termination Date;

               (6) no Interest Period may extend beyond a scheduled principal payout date unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans or that have Interest Periods expiring on or before such date and (b) the available, unused Revolving Loan Commitment or Borrowing Base equals or exceeds the principal amount required to be paid on the Loans on such date; and

               (7) there shall be no more than five (5) Interest Periods relating to LIBOR Rate Loans or Fixed Rate Loans outstanding at any time.

          (C) COMPUTATION AND PAYMENT OF INTEREST. Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan or a Fixed Rate Loan, the date of conversion of such LIBOR Rate Loan or such Fixed Rate Loan to such Base Rate Loan, shall be included and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a LIBOR Rate Loan or a Fixed Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan or such Fixed Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Interest on Base Rate Loans and all other Obligations other than LIBOR Rate Loans shall be payable to Agent for the benefit of Lenders monthly in arrears on the first day of each month, on the date of any prepayment of Loans and at maturity, whether by acceleration or otherwise. Interest on LIBOR Rate Loans shall be payable to Agent for the benefit of Lenders on the last day of the applicable Interest Period for such Loan, on the date of any prepayment of the Loans, and at maturity, whether by acceleration or otherwise. In addition, for each LIBOR Rate Loan having an Interest Period longer than three (3) months, interest accrued on such Loan shall also be payable on the last day of each three (3) month interval during such Interest Period.

          (D) INTEREST LAWS. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and neither Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither Borrower nor any Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Agent or any Lender may have received hereunder shall be, at such Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

            CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.2(A) Borrower shall have the option to (1) convert at any time all or any part of outstanding Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to LIBOR Rate Loans or Fixed Rate Loans or (2) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan or a Fixed Rate Loan to (a) continue or convert all or any portion of such

Loan equal to $500,000 and integral multiplies of $100,000 in excess of that amount as a LIBOR Rate Loan or a Fixed Rate Loan or (b) convert all or any portion of such Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Loan commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan or a Fixed Rate Loan, when any Event of Default or Default has occurred and is continuing.

          Borrower shall deliver a notice of conversion/continuation to Agent no later than noon (Central time) at least two (2) Business Days in advance of the proposed conversion/ continuation date ("Notice of Conversion/Continuation"). A Notice of Conversion/Continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a LIBOR Rate Loan or a Fixed Rate Loan the requested Interest Period; and
(5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

          In lieu of delivering the Notice of Conversion/Continuation, Borrower may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(E); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date.

          Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(E) and upon conversion/continuation by Lenders in accordance with this Agreement pursuant to any telephonic notice, Borrower shall have effected such conversion or continuation, as the case may be, hereunder.

     2.3  FEES.

          (A) UNUSED LINE FEE. Borrower shall pay to Agent, for the benefit of Lenders, a fee in an amount equal to the Revolving Loan Commitment less the sum of the average daily balance of the Revolving Loan plus the average daily face amount of the Lender Letter of Credit Reserve during the preceding month multiplied by one-half of one percent (.5%) per annum, such fee to be calculated on the basis of a 360 day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of the first month following the Closing Date and the first day of each month thereafter.

          (B) LETTER OF CREDIT FEES. Borrower shall pay to Agent for the account of Lenders, a fee with respect to the Lender Letters of Credit in the amount of the average daily amount of Letter of Credit Liability outstanding during such month multiplied by two and one half percent (2.5%) per annum. Such fees will be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable monthly in arrears on the first day of each month. Borrower shall also reimburse Agent for any and all fees and expenses, if any, paid by Agent or any Lender to the issuer of Bank Letters of Credit.

          (C) PREPAYMENT FEES. If Borrower voluntarily prepays (a) the Obligations in full (other than voluntary prepayments of the Revolving Loan which do not terminate the Revolving Loan Commitment) or (b) Term Loan A in whole or in part, Borrower at the time of prepayment shall pay to Agent, for the benefit of Lenders, as compensation for the costs of being prepared to make funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying the percentage set forth below by (1) in the case of a prepayment in full of the Obligations, the amount of the Revolving Loan Commitment plus the amount of the then outstanding Term Loans, or (2) in the case of a prepayment of Term Loan A only, in whole or in part, the amount of such prepayment: two percent (2%) upon a prepayment during the first Loan Year and one percent (1%) upon a prepayment during the second Loan Year. No prepayment fees shall be payable for any prepayments made (i) after the second Loan Year (ii) in the event Borrower prepays the Obligations in full in cash at any time during which Heller's Total Loan Commitment does not exceed fifty percent (50%) of the aggregate Total Loan Commitments for all Lenders, (iii) solely with the proceeds of Borrower's internally generated funds or (iv) pursuant to a mandatory prepayment in accordance with the provisions of subsection 2.4(B) or optional prepayment in accordance with the provisions of subsection 2.11(B).

          (D) COLLATERAL MONITORING FEE. On the Closing Date and on the first day of each December (other than December 1, 1995), March, June and September thereafter, Borrower shall pay to Agent, for its own account, a nonrefundable collateral monitoring fee of $3,750.

          (E) AUDIT FEES. Borrower shall pay to Agent for its own account an audit fee for each inspection equal to $650 per auditor per day or any portion thereof, together with out of pocket expenses.

          (F) OTHER FEES AND EXPENSES. Borrower shall pay to Agent, for its own account, all charges for returned items and all other bank charges incurred by Agent, as well as Agent's standard wire transfer charges for each wire transfer made under this Agreement.

     2.4  PAYMENTS AND PREPAYMENTS.

          (A) MANNER AND TIME OF PAYMENT. In its sole discretion, Agent may charge interest and other amounts payable hereunder to the Revolving Loan, all as set forth on Agent's books and records. If Agent elects to bill Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments made by Borrower with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim. All payments to Agent hereunder shall, unless otherwise directed by Agent, be made to Agent's Account or in accordance with subsection 5.6. Proceeds remitted to Agent's Depository Account in accordance with subsection
5.6 shall be credited to the Obligations on the first Business Day following the day such proceeds were received; provided, however, for the purpose of calculating interest on the Obligations, such funds shall be deemed received on the first Business Day thereafter. Proceeds remitted to Agent's Account by wire transfer shall be credited to the Obligations on the Business Day received.

          (B)  MANDATORY PREPAYMENTS.

                 OVERADVANCE. At any time that the principal balance of the Revolving Loan exceeds the Maximum Revolving Loan Amount, Borrower shall, upon demand by Agent, immediately repay the Revolving Loan to the extent necessary to reduce the principal balance to an amount that is equal to or less than the Maximum Revolving Loan Amount.

               (2) PROCEEDS OF ASSET DISPOSITIONS. (i) Immediately upon receipt by Borrower or any of its Subsidiaries of the net proceeds of any Asset Disposition, Borrower shall prepay the Obligations in an amount equal to such proceeds. So long as no Default or Event of Default shall exist and Borrower reasonably expects the proceeds of any Asset Disposition to be reinvested within 180 days to repair or replace such assets with like assets, Borrower shall deliver the proceeds to Agent to be applied to the Revolving Loan, and Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, reborrow such proceeds only for such repair or replacement. If Borrower fails to reinvest such proceeds within 180 days, such proceeds shall be applied as set forth below. Provided, however, proceeds from Specified Fixed Asset Dispositions shall not be eligible for such reinvestment option. Notwithstanding anything contained in this subsection 2.4(B)(2) to the contrary, Borrower shall be permitted to retain the net proceeds of any Asset Disposition so long as such net proceeds do not exceed $200,000 in the aggregate in any Fiscal Year for all such Asset Dispositions. Should such proceeds exceed such minimum, the entire amount and not just the portion above the minimum shall be subject to this subsection 2.4(B)(2). Borrower shall remit, or cause its Subsidiaries to remit, all such net proceeds to Agent's Account for application to the Obligations in accordance with the provisions of this subsection 2.4(B)(2).

     (ii) In the event any such net proceeds arise out of an Asset Disposition which is not a Specified Fixed Asset Disposition, Agent shall apply such net proceeds to repay Term Loan A (x) in the inverse order of maturity thereof, to the extent such proceeds are less than or equal to $500,000 and (y) on a pro rata basis to the extent such net proceeds are greater than $500,000, then to Term Loan B in the inverse order of maturity thereof and then to the remaining Obligations in such order as Agent shall elect.

     (iii) Until such time as Term Loan B has been repaid in full in cash, Agent shall apply the net proceeds of each Specified Fixed Asset Disposition to repay the installments of Term Loan B in the order in which they mature.

     (iv) In the event Term Loan B has been repaid in full in cash and the Orderly Liquidation Value of the Appraised Assets sold or otherwise disposed of in all Specified Fixed Asset Dispositions through such date is:

          (a) less than the Threshold Amount, then, until such time as the Orderly Liquidation Value of the Appraised Assets so disposed of exceeds the Threshold Amount, all net proceeds of Specified Fixed Asset Dispositions of Appraised Assets shall be applied by Agent to the Revolving Loan and all net proceeds of Specified Fixed Asset Dispositions other than those applicable to Appraised Assets shall be applied by Agent to repay installments of Term Loan A, in the inverse order of maturity and then to the remaining Obligations in such order as Agent shall elect; and

          (b) greater than the Threshold Amount, then all net proceeds arising out of a Specified Fixed Asset Disposition occurring after reaching the Threshold Amount, shall be applied by Agent to repay installments of Term Loan A, in the inverse order of maturity to the extent such proceeds are less than or equal to $500,000 and on a pro rata basis to the extent such net proceeds are greater than $500,000 and then to the remaining Obligations in such order as Agent shall elect.

     (v) During the existence of a Default or an Event of Default, all net proceeds of any Asset Disposition shall be applied by Agent first to all fees, costs and expenses then owing to Agent and Lender under subsection 10.1, second to repay Term Loan A in the inverse order of maturity thereof, third to repay Term Loan B in the inverse order of maturity thereof and fourth to the remaining Obligations.

               (3) PREPAYMENTS OF TERM LOAN A. In the event any of Borrower's Compliance Certificates delivered to Agent in accordance with the provisions of subsection 5.1(E) with respect to any applicable four fiscal quarter period of Borrower discloses that Borrower shall have failed to purchase Qualified Assets ("Qualified Asset Purchases") in an aggregate amount of at least $3,200,000 for such applicable four fiscal quarter period, Borrower shall repay the remaining installments of Term Loan A in the inverse order of maturity thereof on the first Business Day after delivery of the appropriate Compliance Certificate as required in accordance with the provisions of subsection 5.1(E) in an amount equal to seventy-five percent (75%) of the difference between (i) $3,200,000 and
(ii) the aggregate amount of expenditures made by Borrower for Qualified Asset Purchases during such applicable four fiscal quarter period.

          (C) VOLUNTARY PREPAYMENTS AND REPAYMENTS. Except as provided in subsections 2.1(B), 2.3(C) and 2.4(B), Borrower's Obligations may only be prepaid or repaid in full and not in part. Borrower may, at any time upon not less than three Business Days' prior notice to Agent, prepay Term Loan A or terminate the Revolving Loan Commitment; provided Borrower pays to Agent for the benefit of Lenders the applicable prepayment fees set forth in subsection 2.3(C); provided, further the Revolving Loan Commitment may not be terminated by Borrower until the Term Loans are paid in full. Upon termination of the Revolving Loan Commitment, Borrower shall cause Agent and each Lender to be released from all liability under any Lender Letters of Credit or, at Agent's option, Borrower will deposit cash collateral with Agent in an amount equal to 105% of the Letter of Credit Liability that will remain outstanding after prepayment or repayment.

          (D) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

     2.5 TERM OF THIS AGREEMENT. This Agreement shall be effective until December 12, 2000 (the "Termination Date"). The Commitments shall (unless earlier terminated) terminate upon the earlier of (i) the occurrence of an event specified in subsection 8.3 or (ii) the Termination Date. Upon termination in accordance with subsection 8.3 or on the Termination Date, all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations have been fully paid and satisfied, Agent, on behalf of Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrower's obligation to indemnify Agent and each Lender in accordance with the terms hereof shall continue. Notwithstanding the foregoing, Agent, on behalf of Lenders, shall release the security interest in and liens upon all Collateral upon payment in full of all Obligations hereunder and termination of the Commitments.

     2.6 STATEMENTS. Agent shall render a monthly statement of account to Borrower within twenty (20) days after the end of each month. Such statement of account shall constitute an account stated unless Borrower makes written objection thereto within sixty (60) days from the date such statement is mailed to Borrower. Borrower promises to pay all of its Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

     2.7 GRANT OF SECURITY INTEREST. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, each Loan Party hereby grants to Agent, on behalf of Lenders, a continuing security interest and lien in and to all right, title and interest of such Loan Party in the following property of such Loan Party, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "Collateral"): (A) Accounts, and all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the right of stoppage in transit, replevin and reclamation; (B) Inventory; (C) general intangibles (as defined in the UCC); (D) documents (as defined in the UCC) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the UCC); (F) chattel paper (as defined in the UCC); (G) Equipment;
(H) Intellectual Property; (I) all deposit accounts of such Loan Party maintained with any bank or financial institution; (J) all cash and other monies and property of such Loan Party in the possession or under the control of Agent, any Lender or any participant; (K) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (L) proceeds of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above described property; PROVIDED, HOWEVER, Agent's security interest in Collateral owned by Borrower on the Closing Date subject to a Permitted Encumbrance under subsections "(f)" and "(h)" of the defined term "Permitted Encumbrances" (the "Excluded Collateral") shall not arise with respect to the Excluded Collateral if and to the extent that (a) the terms of the agreement or agreements creating or evidencing the Excluded Collateral prohibit such grant and (b) the term prohibiting such grant is effective as a matter of law and has not been waived or the consent of the necessary party to the grant to Agent has not been obtained; PROVIDED, FURTHER, if any such prohibition is subsequently lifted, terminated or is otherwise no longer effective as a matter of law or is waived or consent of the necessary party is obtained, a security interest therein shall automatically arise hereunder without any further action on the part of Borrower or Agent.

     2.8 CAPITAL ADEQUACY AND OTHER ADJUSTMENTS. In the event Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Agent or such Lender or any corporation controlling

Agent or such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Agent or such Lender or any corporation controlling Agent or such Lender and thereby reducing the rate of return on Agent's or such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (with a copy to Agent) or Agent (together with the certificate referred to in the next sentence) pay to Agent or such Lender additional amounts sufficient to compensate Agent or such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

     2.9  TAXES.

          (A) NO DEDUCTIONS. Any and all payments or reimbursements made hereunder or under any Note shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income of any Lender or Agent and franchise taxes to the extent based on net income imposed on any Lender or Agent by the jurisdiction under the laws of which Agent or such Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income or franchise taxes to the extent based on net income by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income and franchise taxes to the extent based on net income, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

          (B) CHANGES IN TAX LAWS. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

               (1) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

               (2) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing any Lender Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

          (C) FOREIGN LENDERS. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under any Note are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (i) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Note (a "Certificate of Exemption") or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

          If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; PROVIDED, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

     2.10 REQUIRED TERMINATION AND PREPAYMENT. If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its LIBOR Rate Loans has become unlawful or impossible by compliance by Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone confirmed in writing) to Borrower and Agent of that determination. Subject to prior withdrawal of a Notice of Borrowing or a Notice of Conversion/Continuation or prepayment of the LIBOR

Rate Loans as contemplated by subsection 2.11, the obligation of Lender to make or maintain its LIBOR Rate Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection
2.10 is made or, earlier, when required by law, repay or prepay the LIBOR Rate Loans together with all interest accrued thereon or convert the LIBOR Rate Loans to Base Rate Loans or Fixed Rate Loans.

     2.11 OPTIONAL PREPAYMENT/REPLACEMENT OF AGENT OR LENDERS IN RESPECT OF INCREASED COSTS. Within fifteen (15) days after receipt by Borrower of written notice and demand from Agent or any Lender (an "Affected Lender") for payment of additional costs as provided in subsections 2.8 and 2.9, Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

          (A) Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender PROVIDED, that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.

          (B) Borrower may, without penalty, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Commitments. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment) and terminate such Affected Lender's Commitments.

     2.12 COMPENSATION. Borrower shall compensate Lender, upon written request by Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by Lender in connection with the re-employment of such funds), Lender may sustain: (i) if for any reason (other than a default by Lender) a borrowing of any LIBOR Rate Loan or Fixed Rate Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or Conversion/Continuation; (ii) if any prepayment of any of its LIBOR Rate Loans or Fixed Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its LIBOR Rate Loans or Fixed Rate Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay its LIBOR Rate Loans or Fixed Rate Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, Lender shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

     2.13 BOOKING OF LIBOR RATE LOANS. Lender may make, carry or transfer LIBOR Rate Loans or Fixed Rate Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of Lender.

     2.14 ASSUMPTIONS CONCERNING FUNDING OF LIBOR RATE LOANS OR FIXED RATE LOANS. Calculation of all amounts payable to Lender under subsection 2.12 shall be made as though Lender had actually match funded its relevant LIBOR Rate Loan or Fixed Rate Loan; provided, however, that Lender may fund each of its LIBOR Rate Loans or Fixed Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.12.

     SECTION 3.  CONDITIONS TO LOANS

     3.1 CONDITIONS TO LOANS. The obligations of Agent and each Lender to make Loans and the obligation of Agent or any Lender to issue Lender Letters of Credit on the Closing Date and on each Funding Date are subject to satisfaction of all of the conditions set forth below.

          (A) CLOSING DELIVERIES. On the Closing Date, Agent shall have received, in form and substance satisfactory to Agent, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may at any time reasonably request.

          (B) SECURITY INTERESTS. Agent shall have received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

          (C) CLOSING DATE AVAILABILITY. On the Closing Date, after giving effect to the consummation of the transactions contemplated hereunder on the Closing Date and the payment by Borrower of all costs, fees and expenses relating thereto, Undrawn Availability shall be no less than $7,000,000.

          (D) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Agent after the Closing Date and approved by Agent.

          (E) FEES. Borrower shall have paid the fees payable on the Closing Date under subsection 2.3 and as referred to in the Closing Date Fee Letter.

          (F) NO DEFAULT. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing or notice requesting issuance of a Lender Letter of Credit that would constitute an Event of Default or a Default.

          (G) PERFORMANCE OF AGREEMENTS. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

          (H) NO PROHIBITION. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Agent or any Lender from making any Loans or issuing any Lender Letters of Credit.

          (I)  NO LITIGATION.  On the Closing Date, except as set forth on
Schedule 3.1(I), there shall not be pending or, to the knowledge of Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Agent, would reasonably be expected to have a Material Adverse Effect. Nothing contained in this subsection 3.1(I) shall derogate in any manner whatsoever from Borrower's obligation to Agent under subsection 5.1(O).

          (J) AUDIT. On the Closing Date, Agent shall have completed the updated audits of the business and assets of Borrower including, but not limited to, audits of the billing and collection procedures and controls of each of Borrower's divisions and Borrower's accrual and advance billing practices as the same relate to the determination of Eligible Accounts, the results of which shall be satisfactory to Agent in all respects.

          (K) NO MATERIAL ADVERSE CHANGE. On the Closing Date, since August 31, 1995, there shall not have occurred and on each subsequent Funding Date there shall not have occurred (x) any material adverse change in the business, operations, prospects, properties, assets or condition (financial or otherwise) of any Loan Party and (y) any material damage or destruction to any material portion of the Collateral nor any material depreciation in the value thereof.

          (L) SECURITY INTERESTS. Agent shall have received evidence satisfactory to Agent in all respects that all UCC-1 financing statements relating to each Loan Party shall have been duly filed and recorded with the appropriate state and county offices.

          (M) SUBORDINATED DEBT DOCUMENTS. Agent shall have received final executed copies of the Subordinated Notes which shall contain subordination provisions satisfactory to Lender in all respects.

          (N) AUDITED FINANCIAL STATEMENTS. On the Closing Date, Agent shall have received a draft of Borrower's audited financial statements for Borrower's Fiscal Year ending August 31, 1995 (the "August 31 Financials"), which shall reflect no material adverse change from Borrower's financial statements for the period ending May 31, 1995 (other than the impairment charge set forth in the August 31 Financials) previously delivered to Agent and Agent shall have received the final audited financial statements of Borrower for such period within five (5) business days of the Closing Date.

          (O) CHASE MORTGAGE DOCUMENTATION. On the Closing Date, Agent shall have received final executed copies of the Chase Mortgage Documentation, which shall be satisfactory to Agent in all respects.

          (P) PROCEEDS OF CHASE FINANCING. On the Closing Date, Agent shall have received evidence, satisfactory to Agent in all respects, of Borrower's receipt of no less than $4,000,000 from The Chase Manhattan Bank, N.A. secured solely by the Chase Mortgage Documentation.

          (Q) CONSENTS. On the Closing Date, Agent shall have received any and all consents necessary to permit the effectuation of the transactions contemplated by this Agreement, including without limitation consents and waivers of such third parties as might assert claims with respect to the Collateral, all of which shall be satisfactory to Agent in all respects.

          (R) FINANCIAL CONDITION CERTIFICATE. On the Closing Date, Agent shall have received an executed financial condition certificate in the form of
Exhibit 3.1(R) hereto.

          (S) LANDLORD AND MORTGAGEE AGREEMENTS. Agent shall have received landlord and mortgagee agreements with respect to all premises leased by Borrower (other than with respect to Borrower's leased premises located at 508-51 West 57th Street, New York, New York and 301 East Erie Street, Chicago, Illinois and all premises owned by Borrower which are subject to a mortgage lien.

          (T) CONTRACT REVIEW. On the Closing Date, Agent shall have reviewed all material contracts of Borrower, including without limitation agreements relating to Borrower's indebtedness to third parties, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory to Agent in all respects.

          (U) CASH MANAGEMENT. Agent shall be satisfied in all material respects with Borrower's cash management system and controls.

          (V) TAX ASSUMPTIONS; STRUCTURE. On the Closing Date, Agent shall be satisfied in all respects with (a) each Loan Party's tax assumptions and capital, organizational, ownership and legal structure and (b) Agent's ability to enforce its claims against the Collateral.

     SECTION 4.  REPRESENTATIONS AND WARRANTIES

     To induce Agent and each Lender to enter into this Agreement, to make Loans, and to issue Lender Letters of Credit, each Loan Party represents and warrants to Agent and each Lender that the following statements are and will be true, correct and complete:

     4.1  ORGANIZATION, POWERS, CAPITALIZATION.

          (A) ORGANIZATION AND POWERS. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

          (B) CAPITALIZATION. All issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding capital stock of Corporate Guarantor is owned by Borrower. No shares of the capital stock of Corporate Guarantor, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Corporate Guarantor, of any shares of capital stock or other securities of Corporate Guarantor.

     4.2 AUTHORIZATION OF BORROWING, NO CONFLICT. Each Loan Party has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral of such Loan Party. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Loan Documents by each Loan Party do not contravene and will not be in contravention of any applicable law, the corporate charter or bylaws of any Loan Party or any agreement or order by which any Loan Party or any Loan Party's property is bound. This Agreement is, and the other Loan Documents, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

     4.3 FINANCIAL CONDITION. All financial statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished by Borrower to Agent or any Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of its operations for the periods then ended. The Pro Forma was prepared by Borrower based on the draft of the audited consolidated balance sheet of Borrower dated August 31, 1995 and the unaudited consolidated balance sheet of Borrower dated October 31, 1995. The Projections delivered and to be delivered have been and will be prepared by Borrower in light of the past operations of the business of Borrower and its Subsidiaries, and such Projections represent and will represent the good faith estimate of Borrower and its senior management concerning the most probable course of its business for the period covered thereby as of the date such Projections are prepared and delivered.

     4.4 INDEBTEDNESS AND LIABILITIES. As of the Closing Date, neither Borrower nor any of its Subsidiaries has (a) any Indebtedness except as reflected on the Pro Forma; or (b) to the best of Borrower's knowledge any Liabilities other than as reflected on the Pro Forma or as incurred in the ordinary course of business following the date of the Pro Forma.

     4.5 ACCOUNT WARRANTIES. Each Loan Party represents, warrants and covenants as to each Account of such Loan Party that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; to the best of such Loan Party's knowledge, there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); such Loan Party is the lawful owner of the Account and has the right to assign the same to Agent, for the benefit of Lenders; the Account is free of all security interests, liens and encumbrances other than those in favor of Agent, on behalf of Lenders, and the Account is due and payable in accordance with its terms.

     4.6 NAMES. Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which each Loan Party currently conducts business or has at any time during the past five years conducted business.

     4.7 LOCATIONS; FEIN. Schedule 4.7 sets forth the location of each Loan Party's principal place of business, the location of each Loan Party's books and records, the location of all other offices of each Loan Party and all Collateral locations, and such locations are such Loan Party's sole locations for its business and the Collateral. Each Loan Party's federal employer identification number is set forth on the signature page hereof.

     4.8 TITLE TO PROPERTIES; LIENS. Each Loan Party and each of its Subsidiaries has good, and legal title to, or valid leasehold interests in, subject to Permitted Encumbrances, all its respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of each Loan Party after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which such Loan Party or any of its Subsidiaries is lessee or lessor which would have a Material Adverse Effect.

     4.9 LITIGATION; ADVERSE FACTS. Except as set forth on Schedule 4.9, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect. No Loan Party has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to result in any Material Adverse Effect.

     4.10 PAYMENT OF TAXES. All material tax returns and reports of each Loan Party and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. As of the Closing Date, none of the United States income tax returns of each Loan Party or any of its Subsidiaries are under audit. Except as set forth on Schedule 4.10, no tax liens have been filed and no claims (except as otherwise permitted by Section 5.9) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of each Loan Party and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

     4.11 PERFORMANCE OF AGREEMENTS. None of the Loan Parties and none of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person which could have a Material Adverse Effect and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

     4.12 EMPLOYEE BENEFIT PLANS. Each Loan Party, each of its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans, except any Employee Benefit Plan set forth on Schedule 4.12. No material liability has been incurred by any Loan Party, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

     4.13 INTELLECTUAL PROPERTY. Except as set forth on Schedule 4.13, each Loan Party and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted none of which, other than GC&Co., is a registered trademark.

     4.14 BROKER'S FEES. No broker's or finder's fee or commission will be payable with respect to any of the transactions contemplated hereby.

     4.15 ENVIRONMENTAL COMPLIANCE. Each Loan Party has been and is currently in compliance with all applicable Environmental Laws except to the extent that any non compliance could result in a Liability or penalty of less than $100,000, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no Environmental Claims asserted or, to the best knowledge of the applicable Loan Party, threatened against any Loan Party or relating to any real property currently or, to the best knowledge of the applicable Loan Party, formerly owned, leased or operated by any Loan Party.

     4.16 SOLVENCY. As of and from and after the date of this Agreement, each Loan Party: (a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of such Loan Party as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. There is no material fact known to any

Loan Party that has or could have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Agent or Lenders for use in connection with the transactions contemplated hereby.

     4.17 DISCLOSURE. No representation or warranty of Borrower, any of its Subsidiaries or any other Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by Agent and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no material fact known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent or any Lender for use in connection with the transactions contemplated hereby.

     4.18 INSURANCE. Each Loan Party and each of its Subsidiaries maintains adequate insurance policies for public liability, property damage for its business and properties, product liability, and business interruption, no notice of cancellation has been received with respect to such policies and each Loan Party and each of its Subsidiaries is in compliance with all conditions contained in such policies.

     4.19 COMPLIANCE WITH LAWS. Neither Loan Party nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject any Loan Party or any of its Subsidiaries or any of their officers to criminal liability or could reasonably be expected to have a Material Adverse Effect and no such violation has been alleged.

     4.20 BANK ACCOUNTS; LOCKBOXES. Schedule 4.20 sets forth the account numbers and locations of all bank accounts, post office boxes and lockboxes of each Loan Party and its Subsidiaries.

     4.21 SUBSIDIARIES. Borrower has no Subsidiaries other than the Permitted Subsidiaries. Corporate Guarantor has no Subsidiaries.

     4.22 EMPLOYEE MATTERS. Except as set forth on Schedule 4.22, (a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) to the best of such Loan Party's knowledge, no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no employment contracts (other than collective bargaining agreements) which could have a Material Adverse Effect.

     4.23 GOVERNMENTAL REGULATION. None of the Loan Parties is, or after giving effect to any loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

     Any Loan Party may, at any time and from time to time (and subject to subsection 5.13), amend any one or more of the Schedules referred in this
Section 4 and any representation or warranty contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended, provided, however, that in no event may any Loan Party amend any such Schedule if the existence of the information contained in such amendment would reflect or evidence a Default or Event of Default.

     SECTION 5.  AFFIRMATIVE COVENANTS

     Each Loan Party covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, unless Requisite Lenders shall otherwise give their prior written consent, such Loan Party shall perform all covenants in this Section 5 applicable to such Person.

     5.1 FINANCIAL STATEMENTS AND OTHER REPORTS. Each Loan Party will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Agent and each Lender (unless specified to be delivered solely to Agent) the financial statements and other reports described below.

          (A) MONTHLY FINANCIALS. As soon as available and in any event within thirty (30) days after the end of each month, Borrower will deliver (1) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries on a division by division basis as at the end of such month and the related consolidated and consolidating statements of income on a division by division basis and a statement of Capital Expenditures and an itemization of all non-cash expenditures for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount thereof with respect to each such debt issue or loan.

          (B) YEAR-END FINANCIALS. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower will deliver: (1) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from Grant Thornton or another firm of independent certified public accountants selected by Borrower, and acceptable to Agent, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that
(a) such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Borrower and its Subsidiaries, including (a) consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of Borrower and its Subsidiaries showing intercompany eliminations.

          (C) OTHER REPORTS. As soon as available, Borrower shall deliver to Agent copies of all such financial statements, reports and returns as Borrower shall deliver to its stockholders or the Securities and Exchange Commission, as applicable.

          (D) MANAGEMENT LETTERS. Promptly upon receipt thereof, Borrower will deliver copies of all management letters submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants.

          (E) COMPLIANCE CERTIFICATE. Borrower will deliver a Compliance Certificate quarterly, together with copies of the calculations and work-up employed to determine Borrower's compliance or noncompliance with the financial covenants set forth in Section 6 and subsection 7.1, for its first three (3) fiscal quarters of each Fiscal Year together with Borrower's 10-Q report to the Securities and Exchange Commission but not later than forty-five (45) days after the end of such fiscal quarter and for Borrower's Fiscal Year not later than ninety (90) days after the last day of such Fiscal Year.

          (F) BORROWING BASE CERTIFICATES. Within fifteen (15) days after the last day of each month, Borrower shall deliver to Agent a Borrowing Base Certificate updated to reflect the most recent sales and collections of Borrower and an assignment schedule of all Accounts created by Borrower for the prior month. In the event (a) Undrawn Availability shall at any time be less than $2,500,000 or (b) a Default or Event of Default shall then be in existence, Agent in its sole discretion may require Borrower to deliver to Agent the Borrowing Base Certificates on a more frequent basis.

          (G) EQUIPMENT REPORTS AND LISTINGS AND AGINGS. On the Closing Date and within fifteen (15) days after the last day of each month and from time to time upon the request of Agent, Borrower will deliver to Agent an aged trial balance of all then existing Accounts as of the last day of such period together with a schedule detailing Borrower's calculation of the amount of Accounts which are not Eligible Accounts. As soon as available and in any event within fifteen
(15) days
after the last day of each fiscal quarter of Borrower, and from time to time upon the request of Agent, Borrower shall deliver to Agent (1) a division by division Equipment Report and (2) a division by division aged trial balance of all then existing accounts payable for the immediately preceding fiscal quarter of Borrower. All such reports shall be in form and substance satisfactory to Agent.

          (H) MANAGEMENT REPORT. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (A), (B) and (C) of this subsection 5.1, Borrower will deliver a management report: (1) describing the operations and financial condition of Borrower and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered to Lenders pursuant to 5.1(P); and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

          (I) APPRAISALS. From time to time, Agent, at Borrower's expense, shall employ an appraiser to determine the then current fair market and orderly liquidation values of all or any portion of the Collateral; provided, however, so long as no Event of Default is continuing, Agent shall not employ any such appraiser (a) as respects all Collateral more than once every other Loan Year at Borrower's expense, except for any appraisals required by Agent to monitor Asset Dispositions and (b) as respects Specified Asset Dispositions on or before December 31, 1996. Notwithstanding anything contained in this subsection 5.2(I) to the contrary, Borrower shall pay to Agent on the Closing Date, all costs and expenses incurred by Agent relating to the Fixed Asset Appraisal.

          (J) GOVERNMENT NOTICES. Each Loan Party will deliver to Agent promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning potential liabilities under any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the violation or alleged violation of the Fair Labor Standards Act or such Loan Party's payment or non-payment of any taxes including any tax audit.

          (K) EVENTS OF DEFAULT, ETC. Promptly upon any officer of any Loan Party obtaining knowledge of any of the following events or conditions, such Loan Party shall deliver a certificate of such Loan Party's chief financial officer specifying the nature and period of existence of such condition or event and what action such Loan Party has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to such Loan Party or any other action taken with respect to a claimed default; or (3) any Material Adverse Effect.

          (L)  TRADE NAMES.  Each Loan Party will give Agent at least thirty
(30) days advance written notice of any change of name or of any new trade name or fictitious business name. Each Loan Party's use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

          (M) LOCATIONS. Each Loan Party will give Agent at least thirty (30) days advance written notice of any change in any Loan Party's principal place of business or any change in the location of its books and records or the Collateral or of any new location for its books and records or the Collateral.

          (N) BANK ACCOUNTS. Each Loan Party will give Agent prompt notice of any new bank accounts, post office boxes or lockboxes such Loan Party or any of its Subsidiaries intends to establish prior to its opening same.

          (O) LITIGATION. Promptly upon any officer of any Loan Party obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by such Loan Party to Agent and which could reasonably be expected to have a Material Adverse Effect or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which is reasonably likely to have a Material Adverse Effect, such Loan Party will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

          (P)  PROJECTIONS.     As soon as available and in any event no later
than the end of each Fiscal Year of Borrower, Borrower will deliver consolidated and consolidating Projections of Borrower and its Subsidiaries for the forthcoming three (3) Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month.

          (Q) SUBORDINATED DEBT AND OTHER INDEBTEDNESS NOTICES. Borrower shall promptly deliver copies of all notices given or received by Borrower and any of its Subsidiaries with respect to noncompliance with any term or condition related to any Subordinated Debt and shall promptly notify Lenders and Agent of any event of default with respect to any Subordinated Debt or other Indebtedness.

          (R) OTHER INFORMATION. With reasonable promptness, each Loan Party will deliver such other information and data with respect to any Loan Party, any Subsidiary of any Loan Party or the Collateral as Agent or any Lender may reasonably request from time to time.

     5.2 ACCESS TO ACCOUNTANTS. Each Loan Party authorizes Agent and Lenders to discuss the financial condition and financial statements of each Loan Party and its Subsidiaries with such Loan Party's independent public accountants upon reasonable notice to such Loan Party of its intention to do so, and authorizes such accountants to respond to all of Agent's and Lenders' inquiries.

     5.3 INSPECTION. Each Loan Party shall permit Agent and any authorized representatives designated by Agent to visit and inspect any of the properties of such Loan Party or any of its Subsidiaries, including their respective financial and accounting records, and to make copies and take extracts therefrom, and to discuss their respective affairs, finances and business with their respective senior officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Each Loan Party acknowledges that Agent intends to make such inspections on at least a quarterly basis. Each Lender may with the consent of Agent, which will not be unreasonably denied, accompany Agent on any such visit or inspection.

     5.4 COLLATERAL RECORDS. Each Loan Party shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Agent's security interests in the Collateral, for the benefit of Lenders.

     5.5 ACCOUNT COVENANTS; VERIFICATION. Each Loan Party shall, at its own expense: (a) to the extent the provisions of subsection 5.6 shall be applicable, cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with subsection 5.6 and (b) use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No discounts, credits or allowances will be issued, granted or allowed by any Loan Party with respect to Accounts and no returns will be accepted without Agent's prior written consent; PROVIDED, that until Agent notifies such Loan Party to the contrary, such Loan Party may presume consent. Each Loan Party will immediately notify Agent in the event that a customer alleges any dispute or claim with respect to an Account or of any other circumstances known to such Loan Party that may impair the validity or collectibility of an Account. Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default, no Loan Party shall, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

     5.6 COLLECTION OF ACCOUNTS AND PAYMENTS. Upon and after the occurrence of an Event of Default, at the direction of Agent, each Loan Party and Agent shall establish lockboxes and depository accounts ("Agent's Depository Accounts") with such banks as are acceptable to Agent to which all account debtors shall directly remit all payments on Accounts and in which each Loan Party will immediately deposit all payments made for Inventory, to the extent applicable, or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. Each Loan Party hereby agrees that all payments received by Agent, whether by cash, check, wire transfer or any other instrument, made to such Agent Depository Accounts or otherwise received by Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Agent, for the benefit of Lenders. Upon and after the occurrence of an Event of Default, each Loan Party, and any of its Affiliates, employees, agents or other Persons acting for or in concert with such Loan Party, shall, acting as trustee for Agent, receive, as the sole and exclusive property of Agent, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of any Loan Party or any of such Loan Party's Affiliates, employees, agents or other Persons acting for or in concert with such Loan Party, and immediately upon receipt thereof, such Loan Party or such Persons shall remit the same or cause the same to be remitted, in kind, to the Agent Depository Account or to Agent at its address set forth in subsection 10.4 below.

     5.7 ENDORSEMENT. Upon and after the occurrence of an Event of Default, each Loan Party hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as such Loan Party's true and lawful attorney-in-fact, with power to endorse such Loan Party's name to any of the items of payment or proceeds described in subsection 5.6 above and all proceeds of Collateral that come into Agent's possession or under Agent's control. Both the appointment of Agent as each Loan Party's attorney and Agent's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

     5.8 CORPORATE EXISTENCE. Each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business.
Each Loan Party will promptly notify Agent of any change in its or any of its Subsidiaries' corporate structure. Corporate Guarantor and Borrower, with respect to its Subsidiaries, will promptly notify Agent of any change in Corporate Guarantor's or any such Subsidiary's ownership. Borrower shall promptly notify Agent of any notices, filings or other information (each, a "Filing") received by Borrower from the Securities and Exchange Commission (the "SEC") or otherwise relating to any change in Borrower's ownership which would require a Filing with the SEC.

     5.9 PAYMENT OF TAXES. Each Loan Party will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon PROVIDED that no such tax need be paid if such Loan Party or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Loan Party or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.

     5.10 MAINTENANCE OF PROPERTIES; INSURANCE. Each Loan Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used in the business of such Loan Party and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Agent. Each Loan Party shall cause Agent, for the benefit of Lenders, to be named as loss payee on all insurance policies relating to any Collateral and as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance satisfactory to Agent and shall collaterally assign to Agent, for the benefit of Lenders, as security for the payment of the Obligations all business interruption insurance of such Loan Party. Each Loan Party shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in subsection 2.4(B). Notwithstanding anything contained herein to the contrary, so long as no Event of Default shall be in existence (a) any proceeds of business interruption insurance received by Agent hereunder shall be applied by Agent to the Revolving Loan and (b) in the event there shall be no Revolving Loans outstanding, Agent, upon Borrower's request therefor, shall remit such business interruption proceeds to Borrower.

     5.11 COMPLIANCE WITH LAWS. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which such Loan Party or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.

     5.12 FURTHER ASSURANCES. Each Loan Party shall, and shall cause each of its Subsidiaries to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title or other documents as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents. At Agent's request, each Loan Party shall cause any Subsidiaries of such Loan Party promptly to guaranty the Obligations and to grant to Agent, on behalf of Lenders, security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations.

     5.13 COLLATERAL LOCATIONS. Each Loan Party will keep the Collateral of such Loan Party at the locations specified on Schedule 4.7 other than Mobile Units and the Equipment installed therein which shall be based at such locations. With respect to any new location (which in any event shall be within the continental United States), the applicable Loan Party will execute such documents and take such actions as Agent deems necessary to perfect and protect the security interests of the Agent, on behalf of Lenders, in the Collateral prior to the transfer or removal of any Collateral to such new location.

     5.14 BAILEES. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any Loan Party's agents or processors, such Loan Party shall, upon the request of Lenders, notify such warehouseman, bailee, agent or processor of the security interests in favor of Agent, for the benefit of Lenders, created hereby and shall instruct such Person to hold all such Collateral for Agent's account subject to Agent's instructions.

     5.15 USE OF PROCEEDS AND MARGIN SECURITY. Borrower shall use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying margin stock within the meaning of Regulation G or Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

     5.16 REQUIRED QUALIFIED ASSET EXPENDITURES. Borrower shall make purchases of Qualified Assets in an aggregate amount of no less than $3,200,000 during each Loan Year, which such Qualified Assets shall not be subject to any Liens other than in favor of Agent for the benefit of Lenders.

     5.17 CONSENT OF CERTAIN PERMITTED LIENORS. Borrower shall use its good faith efforts to obtain as promptly as possible after the Closing Date from each holder (a "Holder") of a Lien on the Excluded Collateral consents ("Excluded Collateral Consents") to a grant by Borrower to Agent subsequent to the Closing Date of a subordinate lien on the Excluded Collateral; provided, however, so long as Borrower shall have used its good faith efforts to promptly obtain the Consents, no Default or Event of Default shall occur for failure of any Holder to provide an Excluded Collateral Consent.

     SECTION 6.  FINANCIAL COVENANTS

     Each Loan Party covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, unless such Loan Party has received the prior written consent of Requisite Lenders, each Loan Party shall comply with and shall cause each of its Subsidiaries to comply with all covenants in this
Section 6 applicable to such Person.

     6.1 TANGIBLE NET WORTH. Borrower shall at all times maintain Tangible Net Worth plus Subordinated Debt of at least $22,500,000.

     6.2 CAPITAL EXPENDITURE LIMITS. The aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries (excluding trade-ins, excluding Capital Expenditures in respect of replacement assets to the extent funded with casualty insurance proceeds and excluding Capital Expenditures that consist of commitments or contracts to make Capital Expenditures which have not created a cash obligation so long as such amount does not exceed $500,000 in the aggregate at any time outstanding) will not exceed an amount equal to $10,000,000 in any Fiscal Year of Borrower (the "Annual Amount"); PROVIDED, fifty percent (50%) of the unused portion of any Annual Amount (the "Carryover Amount") may be used by Borrower (in addition to the Annual Amount) in the calculation hereof in the next succeeding Fiscal Year of Borrower and no subsequent Fiscal Years provided no Default or Event of Default shall have occurred; and PROVIDED, FURTHER, any Capital Expenditures in such succeeding Fiscal Year shall be allocated first to the Annual Amount for such Fiscal Year and second, to the Carryover Amount from such preceding Fiscal Year. In the event that Borrower or any of its Subsidiaries enters into a Capital Lease or other contract with respect to fixed assets, for purposes of calculating Capital Expenditures under this subsection only, the amount of the Capital Lease or contract initially capitalized on Borrower's or any Subsidiary's balance sheet prepared in accordance with GAAP shall be considered expended in full on the date that Borrower or any of its Subsidiaries enters into such Capital Lease or contract.

     6.3 FIXED CHARGE COVERAGE. Borrower shall not permit its Fixed Charge Coverage to be less than 1.00 to 1.00 (a) for the fiscal quarter ending February 29, 1996, (b) for the two fiscal quarters ending May 31, 1996, (c) for the three fiscal quarters ending August 31, 1996, (d) for the four fiscal quarters ending November 30, 1996 and (e) for each fiscal quarter thereafter, on a rolling four quarter basis.

     6.4 LEVERAGE RATIO. Borrower shall not permit its Leverage Ratio at the end of each fiscal quarter set forth below to be greater than the amount set forth below for such fiscal quarter end.

          RATIO FOR
          FISCAL QUARTER      FISCAL QUARTER ENDING

          3.25 : 1.00         Closing Date and on
                              the last day of each fiscal quarter
                              thereafter through and including
                              November 30, 1996


          2.75 : 1.00         February 28, 1997 and on the last day
                              of each fiscal quarter thereafter


     SECTION 7.  NEGATIVE COVENANTS

     Each Loan Party covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit unless such Loan Party has received the prior written consent of Requisite Lenders, no Loan Party as applicable to such Person shall:

     7.1 INDEBTEDNESS AND LIABILITIES. (a) Until such time as Term Loan B shall have been paid in full in cash, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (i) Indebtedness existing on the Closing Date and identified on Schedule 7.1 and any refinancing or renewal thereof, provided that the principal amount of such Indebtedness is not increased thereby or the terms made more onerous to Borrower, Agent or Lenders, (ii) the Obligations and (iii) guarantees expressly permitted by subsection 7.2; and (b) After such time as Term Loan B shall have been paid in full in cash, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (i) the Obligations; (ii) Indebtedness (excluding Capital Leases) secured by purchase money Liens; (iii) Indebtedness under Capital Leases; (iv) Indebtedness existing on the Closing Date and identified on Schedule 7.1 and any refinancing or renewal thereof, provided that the principal amount of such Indebtedness is not increased thereby, or the terms made more onerous to Borrower, Agent or Lenders; and (v) guarantees expressly permitted by subsection 7.2; PROVIDED, HOWEVER, the maximum amount of Indebtedness which may be incurred by any Loan Party in any rolling four fiscal quarters of such Loan Party under the foregoing subsections
(b)(ii) and (b)(iii) (excluding items under subsection (b)(iv)) shall not exceed $3,000,000 in the aggregate outstanding at any time for all Loan Parties.
Except for Indebtedness permitted in the preceding sentence, no Loan Party will, nor will it permit any of its Subsidiaries to, incur any Liabilities except for trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which any Loan Party or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Loan Party or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.

     7.2 GUARANTIES. Except (1) for endorsements of instruments or items of payment for collection in the ordinary course of business, (2) guarantees included in the Loan Documents, (3) the ESOP Guaranty and (4) the guaranty dated February 28, 1994 of a Lease Agreement between Dean Goodhill and Charter Financial, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

     7.3  TRANSFERS, LIENS AND RELATED MATTERS.

          (A) TRANSFERS. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets of such Person, except that each Loan Party may (i) make Asset Dispositions (other than Specified Fixed Asset Dispositions) if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $250,000 for all Loan Parties and the aggregate market value of assets sold or otherwise disposed of does not exceed $500,000 for all Loan Parties; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; (4) the net proceeds of such Asset Disposition are applied as required by subsection 2.4(B); (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and application of the proceeds thereof as required by subsection 2.4(B), each Loan Party is in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then be in existence or shall be in existence after giving effect to such sale or other disposition; and (ii) make Specified Fixed Asset Dispositions if all of the following conditions are met: (1) the net proceeds of such Specified Fixed Asset Disposition are applied as required by subsection 2.4(B) and (2) no Default or Event of Default shall then be in existence or shall exist after giving effect to such sale or other disposition.

          (B) LIENS. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any proceeds, income or profits therefrom.

          (C) NO NEGATIVE PLEDGES. Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon such Loan Party's properties or assets, whether now owned or hereafter acquired (a "Negative Pledge"), other than (a) any agreement which Borrower is permitted to enter into under the terms of this Agreement so long as such agreement expressly excludes Borrower's Liens in favor of Agent from the restrictions of the Negative Pledge and (b) any lease agreement containing a Negative Pledge of such lease agreement or the leasehold interests referred to therein.

          (D) NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BORROWER. Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) subject to subordination provisions, pay any indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

     7.4 INVESTMENTS AND LOANS. Make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $50,000 for all Loan Parties at any time and (c) loans outstanding on the date hereof to Permitted Subsidiary and Emedge Works, a California partnership as set forth in Schedule 7.4.

     7.5 RESTRICTED JUNIOR PAYMENTS. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:
(a) Subsidiaries of Borrower may make Restricted Junior Payments with respect to their common stock, (b) Borrower may make payments on the Subordinated Debt in accordance with the terms of the Subordinated Notes and may prepay the Subordinated Notes (other than the Subordinated Note referenced in subsection "(1)" of the defined term "Subordinated Notes") in full provided that (1) Term Loan B has been paid in full, (2) at the time of and immediately after giving effect to such prepayment, no Event of Default shall exist or would have existed if such payment were, on a pro forma basis (x) included in the calculation of the prior quarterly covenant measuring period or (y) included in management's written best good faith calculation for the next quarterly covenant measuring period, and (3) immediately after giving effect to such prepayment, Undrawn Availability shall equal or exceed $3,000,000, (c) Borrower may purchase its common stock in any Fiscal Year for an amount equal to or less than $200,000 to fund current employee benefit plan obligations provided that after giving effect to such funding, no Event of Default shall exist and (d) Borrower may make payments under and in accordance with the provisions of the Consulting Agreements.

     7.6 RESTRICTION ON FUNDAMENTAL CHANGES. (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets , or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person.

     7.7 CHANGES RELATING TO SUBORDINATED DEBT. Change or amend the terms of the Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add any covenant with respect to such Indebtedness; (d) change the payment provisions of such Indebtedness; (e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Loan Party, any of its Subsidiaries, Agent or any Lender.

     7.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of such Loan Party's business and upon fair and reasonable terms which, to the extent any individual transaction exceeds $50,000 in the aggregate at any time outstanding are fully disclosed to Agent and Lenders and which are no less favorable to such Loan Party than it would obtain in a comparable arm's length transaction with an unaffiliated Person, transactions permitted under the ESOP Agreements as presently in effect and advances to Borrower under the ESOP Agreements to enable Borrower to satisfy ESOP Obligations and the transactions contemplated by the Consulting Agreements.

     7.9 ENVIRONMENTAL LIABILITIES. (a) Violate any applicable Environmental Law except to the extent that any violation could not result in a Liability or penalty of more than $100,000; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party.

     7.10 CONDUCT OF BUSINESS. From and after the Closing Date, engage in any business other than businesses of the type engaged in by such Loan Party or such Subsidiary on the Closing Date.

     7.11 COMPLIANCE WITH ERISA. Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. No Loan Party nor any of its Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

     7.12 TAX CONSOLIDATIONS. File or consent to the filing of any consolidated income tax return with any Person other than Borrower, Corporate Guarantor, or any of their respective Subsidiaries; provided that in the event Borrower files a return with Corporate Guarantor, Borrower's contribution with respect to taxes as a result of the filing of such consolidated return shall not be greater, nor the receipt of tax benefits less, than they would have been had Borrower not filed a consolidated return with Corporate Guarantor.

     7.13 SUBSIDIARIES. Establish, create or acquire any Subsidiaries, other than Permitted Subsidiaries.

     7.14 FISCAL YEAR.  Change its Fiscal Year.

     7.15 PRESS RELEASE; PUBLIC OFFERING MATERIALS. Disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party except as may be required by law.

     7.16 BANK ACCOUNTS. After the occurrence and during the continuance of an Event of Default, establish any new bank accounts, or amend or terminate any blocked account or lockbox agreement without Agent's prior written consent.


     SECTION 8.  DEFAULT, RIGHTS AND REMEDIES

     8.1 EVENT OF DEFAULT. "Event of Default" shall mean the occurrence or existence of any one or more of the following provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied:

          (A) PAYMENT. Failure to make payment of any of the Obligations when due and in the case of interest, such failure shall not be cured within five
(5) days of the applicable due date; or

          (B) DEFAULT IN OTHER AGREEMENTS. (1) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than the Obligations) or (2) breach or default of any Loan Party or any of its Subsidiaries with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity; or

          (C) BREACH OF CERTAIN PROVISIONS. Failure of any Loan Party to perform or comply with any term or condition contained in subsections 5.1 (A),
(B) or (C), 5.3, 5.5 or 5.6 or contained in Section 6 or Section 7; or

          (D) BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

          (E) OTHER DEFAULTS UNDER LOAN DOCUMENTS. Any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within ten
(10) days after receipt by Borrower of notice from Agent, or Requisite Lenders of such default (other than occurrences described in other provisions of this subsection 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

          (F)  CHANGE IN CONTROL.  A Change of Control shall occur; or

          (G) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) A court enters a decree or order for relief with respect to any Loan Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, stayed during the period of such stay, bonded or discharged: (a) an involuntary case is commenced against any Loan Party or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its Subsidiaries, or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party or any of its Subsidiaries, for all or a substantial part of the property of any Loan Party or any such Subsidiary; or

          (H) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) An order for relief is entered with respect to any Loan Party or any of its Subsidiaries or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the board of directors of any Loan Party or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

          (I) LIENS. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of any Loan Party or of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days; or

          (J) JUDGMENT AND ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $50,000 or (2) an amount in the aggregate at any time in excess of $100,000 for all Loan Parties (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

          (K) DISSOLUTION. Any order, judgment or decree is entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or split up of any Loan Party or that Subsidiary and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

          (L) SOLVENCY. Any Loan Party ceases to be solvent (as represented by such Loan Party in subsection 4.16) or admits in writing its present or prospective inability to pay its debts as they become due; or

          (M) INJUNCTION. Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues unstayed for more than thirty (30) days; or

          (N) INVALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

          (O) FAILURE OF SECURITY. Agent, on behalf of Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Agent or any Lender to take any action within its control; or

          (P) DAMAGE, STRIKE, CASUALTY. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party or any of its Subsidiaries (other than in connection with Specified Fixed Asset Dispositions) if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

          (Q) LICENSES AND PERMITS. The loss, suspension or revocation of, or failure to renew, any license or permit not held or hereafter acquired by any Loan Party or any of its Subsidiaries if such loss, suspension, revocation or failure to renew could have a Material Adverse Effect; or

          (R) FORFEITURE. There is filed against any Loan Party or any of its Subsidiaries any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could result in the confiscation or forfeiture of any material portion of the Collateral; or

          (S) CESSATION/SALE OF SPECIFIED DIVISIONS. Borrower fails to permanently cease operations or sell substantially all the assets of at least two of its Specified Divisions on or prior to December 31, 1996;

          (T) REPAYMENTS OF TERM LOAN B. Failure of Borrower to repay Term Loan B from a Permitted Term Loan B Repayment Source in accordance with the provisions of subsections 2.1(A)(2) and 2.4(B)(2); or

          (U) CHASE MORTGAGE DOCUMENTATION. A default shall occur under the Chase Mortgage Documentation which is not cured within any applicable grace period.

     8.2 SUSPENSION OF COMMITMENTS. Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Agent may or upon demand by Requisite Lenders shall, without notice or demand, immediately cease making additional Loans and the Commitments shall be suspended; PROVIDED that, in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Commitments shall be reinstated.

     8.3 ACCELERATION. Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrower,
(a) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitments shall thereupon terminate and (b) demand that Borrower immediately deposit with Agent an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve to enable Lender to make payments under the Lender Letters of Credit when required and such amount shall become immediately due and payable.

     8.4 REMEDIES. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and Lenders at law or in equity, Agent may and shall upon the request of Requisite Lenders exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Agent; (b) require each Loan Party to, and each Loan Party hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral of such Loan Party as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (c) withdraw all cash in the Agent's Depository Account and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; (d) without notice or demand or legal process, enter upon any premises of any or all Loan Parties and take possession of the Collateral; and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Agent may deem commercially reasonable. Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower on behalf of all Loan Parties of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Agent or such Lender. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Each Loan Party shall remain liable for any deficiency. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Loan Party hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Agent shall not be required to proceed against any Collateral but may proceed against any or all Loan Parties directly.

     8.5 APPOINTMENT OF ATTORNEY-IN-FACT. Each Loan Party hereby constitutes and appoints Agent as such Loan Party's attorney-in-fact with full authority in the place and stead of such Loan Party and in the name of such Loan Party, Agent or otherwise, from time to time in Agent's discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Agent as each Loan Party's attorney and Agent's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

     8.6 LIMITATION ON DUTY OF AGENT WITH RESPECT TO COLLATERAL. Beyond the safe custody thereof, Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Agent in good faith.

     8.7 APPLICATION OF PROCEEDS. Upon the occurrence and during the continuance of an Event of Default, (a) each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Loan Party, and each Loan Party hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous entry by Agent upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: FIRST, to all fees, costs and expenses incurred by Agent or any Lender with respect to this Agreement, the other Loan Documents or the Collateral; SECOND, to all fees due and owing to Agent and Lenders; THIRD, to accrued and unpaid interest on the Obligations; FOURTH, to the principal amounts of the Obligations outstanding; FIFTH, to any other indebtedness or obligations of each Loan Party owing to Agent or any Lender and SIXTH to Borrower, its successors or assigns, or as a court of competent jurisdiction may direct.

     8.8 LICENSE OF INTELLECTUAL PROPERTY. Each Loan Party hereby assigns, transfers and conveys to Agent, for the benefit Lenders, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by such Loan Party together with any goodwill associated therewith, but only to the extent necessary to enable Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to any Loan Party by Agent.

     8.9 WAIVERS, NON-EXCLUSIVE REMEDIES. No failure on the part of Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.


     SECTION 9.  ASSIGNMENT AND PARTICIPATION

     9.1  ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

          (A) Each Lender may assign its rights and delegate its obligations under this Agreement to another Person; PROVIDED, that (a) such Lender shall first obtain the written consent of Agent, which shall not be unreasonably withheld, (b) the amount of Commitments and Loans of the assigning Lender being assigned shall in no event be less than the lesser of (i) $5,000,000 or (ii) the entire amount of the Commitments and Loans of such assigning Lender and (c)(i) each such assignment shall be of a pro rata portion of all such assigning Lender's Loans and Commitments hereunder, and (ii) the parties to such assignment shall execute and deliver to Agent for acceptance and recording a Lender Addition Agreement together with (x) a processing and recording fee of $2,500 payable to Agent and (y) the Notes originally delivered to the assigning Lender. Upon receipt of all of the foregoing, Agent shall notify Borrower of such assignment and Borrower shall comply with its obligations under the last sentence of subsection 2.1(E). In the case of an assignment authorized under this subsection 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". No Lender will directly assign its rights to a Foreign Lender unless such Foreign Lender has provided such Lender with a current Certificate of Exemption.

          (B) Each Lender may sell participations in all or any part of any Loans made by it to another Person (provided that such Lender shall remain responsible for the performance of its obligations hereunder); PROVIDED, that any such participation shall be in a minimum amount of $5,000,000, and PROVIDED, FURTHER, that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (a) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (b) any extension of the Termination Date or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (c) any release of substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant, and the participant shall for purposes of subsection 2.8, 2.9, 2.10, 9.4 and 10.2 be considered to be a "Lender".

          (C) Except as otherwise provided in this subsection 9.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning any Loan Party and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants) provided that the Persons obtaining such information agrees to maintain the confidentiality of such information to the extent required by subsection 10.21.

          (D) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

     9.2  AGENT.

          (A) APPOINTMENT. Each Lender hereby designates and appoints Heller as its agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in subsection 9.3. Agent agrees to act as such on the express conditions contained in this subsection 9.2. The provisions of this subsection
9.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

          (B) NATURE OF DUTIES. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the credit worthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

          (C) RIGHTS, EXCULPATION, ETC. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of the Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith believes that such action exposes Agent to any liability.

          (D) RELIANCE. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

          (E) INDEMNIFICATION. Each Lender, severally, agrees to reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement for any of the Loan Documents, in proportion to each Lender's Pro Rata Share; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this subsection 9.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

          (F) HELLER INDIVIDUALLY. With respect to its Commitments and the Loans made by it, and the Notes issued to it, Heller shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Heller in its individual capacity as a Lender or one of the Requisite Lenders. Heller may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

          (G)  SUCCESSOR AGENT.

               (1) RESIGNATION. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

               (2) APPOINTMENT OF SUCCESSOR. Upon any such notice of resignation pursuant to clause (G)(1) above, Requisite Lenders shall, upon receipt of Borrower's prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, as Requisite Lenders, upon receipt of Borrower's prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

               (3) SUCCESSOR AGENT. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

          (H)  COLLATERAL MATTERS.

               (1) RELEASE OF COLLATERAL. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by this Agreement or the Loan Documents
(i) upon termination of the Commitments and payment and satisfaction of all Obligations; (ii) constituting property being sold or disposed of if Borrower on behalf of each Loan Party certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or
(iii) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended. In addition during any Fiscal Year (x) Agent may release Collateral having a book value of not more than 10% of the book value of all Collateral, (y) Agent, with the consent of Requisite Lenders, may release Collateral having a book value of not more than 25% of the book value of all Collateral and (z) Agent, with the consent of Lenders having 90% of (i) the Total Loan Commitments and (ii) Loans, may release all the Collateral.

               (2) CONFIRMATION OF AUTHORITY; EXECUTION OF RELEASES. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 9.2(H)(1)), each Lender agrees to confirm in writing, upon request by Borrower on behalf of each Loan Party, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under subsection 9.2(H)(1). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower on behalf of each Loan Party, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; PROVIDED, HOWEVER, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

               (3) ABSENCE OF DUTY. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by the applicable Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 9.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; PROVIDED, that Agent shall exercise the same care which it would in dealing with loans for its own account.

          (I) AGENCY FOR PERFECTION. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in Collateral which, in accordance with ARTICLE 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.

          (J) EXERCISE OF REMEDIES. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

     9.3  CONSENTS.

          (A) In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent.

          (B) In the event Agent requests the consent of a Lender and such consent is denied, then Heller may, at its option, require such Lender to assign its interest in the Loans to Heller for a price equal to the then outstanding principal amount thereof PLUS accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower. In the event that Heller elects to require any Lender to assign its interest to Heller, Heller will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to Heller no later than five (5) days following receipt of such notice.

     9.4 SET OFF AND SHARING OF PAYMENTS. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower on behalf of all Loan Parties or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or such holder at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to any Loan Party or its Subsi-diaries), and (B) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without the prior written consent of Agent. Any Lender which has exercised its right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Loan Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

     9.5 DISBURSEMENT OF FUNDS. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such requested Loan no later than (a) one (1) Business Day prior to the Funding Date applicable thereto for LIBOR Rate Loans or Fixed Rate Loans and (b) by 1:00 p.m. Central time on the Funding Date for Base Rate Loans, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's Account not later than 10:00 a.m. Central time on such Funding Date for LIBOR Rate Loans or Fixed Rate Loans and 3:00 p.m. Central time for Base Rate Loans. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 9.5 shall be without premium or penalty. Nothing in this subsection 9.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 9.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

     9.6  SETTLEMENTS, PAYMENTS AND INFORMATION.

          (A)  REVOLVING LOAN ADVANCES AND PAYMENTS; FEE PAYMENTS.

               (1) The Revolving Loan balance may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 2 and subsection 9.5, Revolving Loan advances and payments may be settled according to the procedures described in subsection 9.6(A)(2) and 9.6(A)(3) of this

Agreement. Payments of principal, interest and fees in respect of the Term Loans will be settled on the Business Day received in accordance with the provisions of Section 2. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

               (2) Once each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by 1 p.m. Central time by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Loan balance. In the event that payments are necessary to adjust the amount of such Lender's share of the Revolving Loan balance to such Lender's Pro Rata Share of the Revolving Loan, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. Central time on the Business Day following the Settlement Date.

               (3) On the first Business Day of each month ("Interest Settlement Date"), Agent will advise each Lender by telephone, telefax or telecopy of the amount of interest and fees charged to and collected from Borrower for the proceeding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3 p.m. Central time on the next Business Day following the Interest Settlement Date such Lender's share of such interest and fees.

          (B)  AVAILABILITY OF LENDER'S PRO RATA SHARE.

               (1) Unless Agent has been notified by a Lender prior to a Funding Date of such Lender's intention not to fund its Pro Rata Share of the Loan amount requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the Funding Date or the Business Day following the next Settlement Date, as applicable. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

               (2) Nothing contained in this subsection 9.6(B) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

               (3) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan made with respect to any draw on a Lender Letter of Credit.

          (C)  RETURN OF PAYMENTS

               (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

               (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

     9.7 DISSEMINATION OF INFORMATION. Agent will provide Lenders with any information received by Agent from any Loan Party which is required to be provided to a Lender hereunder; PROVIDED, HOWEVER, that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

     9.8 DISCRETIONARY ADVANCES. Agent may, in its sole discretion, (i) provided that no Event of Default exists, make Revolving Loans of up to 10% in excess of the limitations set forth in subsection 2.1 (B)(1)(b) but not in excess of the limitation set forth in subsection 2.1 (B)(1)(a) for a period of not more than 30 consecutive days and (ii) during the continuance of an Event of Default, make Revolving Loans in excess of the limitations set forth in subsection 2.1 (B)(1) for the purpose of preserving or protecting the Collateral.


     SECTION 10.  MISCELLANEOUS

     10.1 EXPENSES AND ATTORNEYS' FEES. Whether or not the transactions contemplated hereby shall be consummated, each Loan Party jointly and severally agrees to promptly pay all fees, costs and expenses incurred by Agent in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the
Collateral: (a) fees, costs and expenses (including reasonable attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including reasonable attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred by Agent in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Lenders; (d) fees, costs and expenses incurred by Agent in connection with forwarding to Borrower the proceeds of Loans including Agent's or any Lenders' standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including reasonable attorneys' fees and allocated costs of internal counsel) of Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise PROVIDED, HOWEVER, that nothing in this Section 10.1 shall obligate any Loan Party with expenses arising solely from the relationship between Lenders INTER SE or among participants.

     10.2 INDEMNITY. In addition to the payment of expenses pursuant to subsection 10.1, whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to indemnify, pay and hold Agent and each Lender and any holder of any of the Notes, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Agent or any Lender and any holder of any of the Notes to evaluate or monitor the Collateral, affiliates and attorneys of Agent, Lender and such holders (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Agent or any Lender, Agent's and each Lender's agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); PROVIDED that no Loan Party shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction or arising solely out of the relationship between Lenders INTER SE.

     10.3 AMENDMENTS AND WAIVERS.

          (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders or Agent, as applicable; PROVIDED, that no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Commitment of any Lender;
(ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (iii) extend the scheduled due date of any installment of principal of the Loans; (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the percentage of

Lenders which shall be required for Lenders or any of them to take any action hereunder; (v) amend or waive this subsection 10.3 or the definitions of the terms used in this subsection 10.3 insofar as the definitions affect the substance of this subsection 10.3; (vi) consent to the assignment or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and (vii) increase the percentages contained in the definition of Borrowing Base and PROVIDED, FURTHER, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required herein above to take such action.

          (B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.


          (C) No amendment, modification or waiver of any provision of any Lender Letter of Credit shall be applicable without the written concurrence of the issuer of such Lender Letter of Credit. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.3 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by a Loan Party, on such Loan Party.

          (D) In the event Agent waives (1) any Default arising under subsection 8.1(E) as a result of the breach of any of the provisions of Section 5 of this Agreement (other than any such breach which constitutes an Event of Default) or (2) any Default constituting a condition to the funding of any Revolving Loan or issuance of any Lender Letter of Credit, such waiver shall expire on the date upon which the Default which was the subject of such waiver matures into an Event of Default pursuant to the terms of this Agreement.

     10.4 NOTICES. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Central time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid in each case properly addressed to the applicable party at its address set forth below or at such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 10.4.

          If to Borrower or
          any other Loan Party:         UNITEL VIDEO, INC.
                                        515 West 57th Street
                                        New York, New York  10019
                                        Attn:  Barry Knepper, Senior Vice
                                              President Finance & Administration
                                        Telecopy No.:  (212) 581-7748

          With a copy to:               Karen Ceil Lapidus
                                        General Counsel
                                        Unitel Video, Inc.
                                        515 West 57th Street
                                        New York, New York  10019
                                        Telecopy No.:  (212) 581-7748

          If to Agent or to Heller:     HELLER FINANCIAL, INC.
                                        500 West Monroe
                                        Chicago, Illinois  60661
                                        Attn:  HBC Portfolio Manager
                                        Telecopy No.:  (312) 441-7026

          With a copy to:               HELLER FINANCIAL, INC.
                                        500 West Monroe
                                        Chicago, Illinois 60661
                                        Attn:  Legal Department
                                        Telecopy No.:  (312) 441-7652

          If to any Lender: Its address indicated on the signature page hereto, in a Lender Addition Agreement or in a notice to Agent and Borrower.

     10.5 SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of each Loan Party set forth in subsections 10.1 and 10.2 shall survive the payment of the Loans and the termination of this Agreement.

     10.6 INDULGENCE NOT WAIVER. No failure or delay on the part of Agent, any Lender or any holder of any Notes in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     10.7 MARSHALING; PAYMENTS SET ASIDE. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent and/or any Lender or Agent and/or any Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     10.8 ENTIRE AGREEMENT. This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

     10.9 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     10.10 SEVERABILITY. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

     10.11 LENDERS' OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS. The obligation of each Lender hereunder is several and not joint and neither Agent nor any Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Agent fails or refuses to exercise any remedies against any Loan Party after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

     10.12 HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     10.13 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     10.14 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Loan Party may assign its rights or obligations hereunder without the written consent of Lenders.

     10.15 NO FIDUCIARY RELATIONSHIP; LIMITATION OF LIABILITIES.

          (A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Lender to any Loan Party.

          (B) Neither Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Agent or any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Loan Party hereby waives, releases, and agrees not to sue Agent or any Lender or any of Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

     10.16 CONSENT TO JURISDICTION. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.

     10.17 WAIVER OF JURY TRIAL. EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT

EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     10.18 CONSTRUCTION. Each Loan Party, Agent and each Lender each acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Loan Party, Agent and each Lender.

     10.19 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

     10.20 NO DUTY. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Lender shall have the right to act exclusively in the interest of Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any shareholders of any Loan Party or any other Person.

     10.21 CONFIDENTIALITY. Agent and Lenders shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by any Loan Party in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure reasonably required by a bona fide offeree or assignee (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section 10.21. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by any Loan Party; provided, however, each offeree shall be required to agree that if it does not become a assignee (or participant) it shall return all materials furnished to it by any Loan Party in connection herewith.

     10.22 AMENDED AND RESTATED LOAN AGREEMENT. This Agreement and the Notes amend, restate and supersede in their entirety the Prior Credit Agreements and the Assigned Notes, for which this Agreement and the Notes are given in substitution but not satisfaction. Nothing contained herein shall (a) constitute or be deemed to constitute an amendment or restatement of or affect the rights and benefits of Lenders as assignee of the Assigned Financing Statements, the Assigned Landlord Waivers or the Assigned Motor Vehicle Title Certificates nor (b) affect in any manner whatsoever the rights and benefits of Lenders as assignees under the Subordinated Notes. Each Loan Party acknowledges that notwithstanding anything contained in the Assignment Agreement to the contrary, including without limitation the provisions of Section 7 thereof, neither Agent or any Lender shall have any obligation to any Loan Party under the terms of the Assigned Documents except as such Assigned Documents have been amended, restated and superseded as aforesaid.

          Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                              UNITEL VIDEO, INC.

                              By: /s/ Barry Knepper
                                 -------------------------------
                              Title: SVP - Finance and Administration
                                    ----------------------------
                              FEIN: 23-1713238


                              R SQUARED, INC.

                              By: /s/ Barry Knepper
                                 --------------------------------
                              Title: President
                                    -----------------------------
                              FEIN: 95-4447505


                              HELLER FINANCIAL, INC., as Agent
                                and Lender

                              By: /s/ Jerome Sepich
                                 -----------------------------
                              Title: Vice-President
                                    ----------------------------


                              Revolving Loan Commitment:
                              $11,000,000

                              Term Loan A Commitment:
                              $7,500,000

                              Term Loan B Commitment:
                              $7,500,000

                                    SCHEDULES

1.1(A)         -    Mobile Units
1.1(B)         -    Other Liens
1.1(C)         -    Pro Forma
1.1(D)         -    UCC-3 Assignments
1.1(E)         -    Assigned Landlord Waivers
1.1(F)         -    Assigned Motor Vehicle Title Certificates
3.1(A)         -    List of Closing Documents
3.1(I)         -    Litigation
4.6            -    Trade Names (Present and Past Five Years)
4.7            -    Location of Principal Place of Business, Books and Records
                    and Collateral
4.9            -    Judgment Liens
4.10           -    Tax Liens
4.12           -    Employee Benefit Plans
4.13           -    Intellectual Property
4.20           -    Bank Accounts
4.22           -    Employee Matters
7.1            -    Indebtedness
7.4            -    Investments and Loans

                                    EXHIBITS

1.1(A)         -    Form of Borrowing Base Certificate
1.1(B)         -    Form of Closing Certificate
1.1(C)         -    Form of Compliance Certificate
1.1(D)         -    Form of Corporate Guaranty
1.1(E)         -    Form Equipment Report
1.1(F)         -    Form of Lender Addition Agreement
2.1(A)(1)      -    Form of Amended and Restated Term Note A
2.1(A)(2)      -    Form of Amended and Restated Term Note B
2.1(E)         -    Form of Amended and Restated Revolving Note
3.1(S)         -    Form of Financial Condition Certificate

                                TABLE OF CONTENTS



SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.1   Certain Defined Terms. . . . . . . . . . . . . . . . . . . .   2
          1.2   Accounting Terms . . . . . . . . . . . . . . . . . . . . . .  15
          1.3   Other Definitional Provisions. . . . . . . . . . . . . . . .  16

     SECTION 2.  LOANS AND COLLATERAL. . . . . . . . . . . . . . . . . . . .  16
          2.1   Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                (A)(1)   Term Loan A . . . . . . . . . . . . . . . . . . . .  16
                (A)(2)   Term Loan B . . . . . . . . . . . . . . . . . . . .  17
                (B)      Revolving Loan. . . . . . . . . . . . . . . . . . .  17
                (C)      Eligible Accounts . . . . . . . . . . . . . . . . .  18
                (D)      Borrowing Mechanics . . . . . . . . . . . . . . . .  19
                (E)      Notes . . . . . . . . . . . . . . . . . . . . . . .  20
                (F)      Evidence of Revolving Loan Obligations. . . . . . .  20
          2.2   Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                (A)      Rate of Interest. . . . . . . . . . . . . . . . . .  23
                (B)      Interest Periods. . . . . . . . . . . . . . . . . .  24
                (C)      Computation and Payment of Interest . . . . . . . .  24
                (D)      Interest Laws . . . . . . . . . . . . . . . . . . .  25
                (E)      Conversion or Continuation. . . . . . . . . . . . .  25
          2.3   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                (A)      Unused Line Fee . . . . . . . . . . . . . . . . . .  26
                (B)      Letter of Credit Fees . . . . . . . . . . . . . . .  26
                (D)      Collateral Monitoring Fee . . . . . . . . . . . . .  27
                (E)      Audit Fees. . . . . . . . . . . . . . . . . . . . .  27
                (F)      Other Fees and Expenses . . . . . . . . . . . . . .  27
          2.4   Payments and Prepayments . . . . . . . . . . . . . . . . . .  27
                (A)      Manner and Time of Payment. . . . . . . . . . . . .  27
                (B)      Mandatory Prepayments . . . . . . . . . . . . . . .  27
                         (1)  Overadvance. . . . . . . . . . . . . . . . . .  28
                         (2)  Proceeds of Asset Dispositions . . . . . . . .  28
                         (3)  Prepayments of Term Loan A . . . . . . . . . .  29
                (C)      Voluntary Prepayments and Repayments. . . . . . . .  29
                (D)      Payments on Business Days . . . . . . . . . . . . .  29
          2.5   Term of this Agreement . . . . . . . . . . . . . . . . . . .  29
          2.6   Statements . . . . . . . . . . . . . . . . . . . . . . . . .  30
          2.7   Grant of Security Interest . . . . . . . . . . . . . . . . .  30
          2.8   Capital Adequacy and Other Adjustments . . . . . . . . . . .  30
          2.9   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                (A)      No Deductions . . . . . . . . . . . . . . . . . . .  31
                (B)      Changes in Tax Laws . . . . . . . . . . . . . . . .  31

                (C)      Foreign Lenders . . . . . . . . . . . . . . . . . .  32
          2.10  Required Termination and Prepayment. . . . . . . . . . . . .  32
          2.11  Optional Prepayment/Replacement of Agent or Lenders in
                Respect of Increased Costs . . . . . . . . . . . . . . . . .  33
          2.12  Compensation . . . . . . . . . . . . . . . . . . . . . . . .  33
          2.13  Booking of LIBOR Rate Loans. . . . . . . . . . . . . . . . .  34
          2.14  Assumptions Concerning Funding of LIBOR Rate Loans or
                Fixed Rate Loans . . . . . . . . . . . . . . . . . . . . . .  34

     SECTION 3.  CONDITIONS TO LOANS . . . . . . . . . . . . . . . . . . . .  34
          3.1   Conditions to Loans. . . . . . . . . . . . . . . . . . . . .  34
                (A)      Closing Deliveries. . . . . . . . . . . . . . . . .  34
                (B)      Security Interests. . . . . . . . . . . . . . . . .  34
                (C)      Closing Date Availability . . . . . . . . . . . . .  34
                (D)      Representations and Warranties. . . . . . . . . . .  34
                (E)      Fees. . . . . . . . . . . . . . . . . . . . . . . .  34
                (G)      Performance of Agreements . . . . . . . . . . . . .  35
                (H)      No Prohibition. . . . . . . . . . . . . . . . . . .  35
                (I)      No Litigation . . . . . . . . . . . . . . . . . . .  35
                (J)      Audit . . . . . . . . . . . . . . . . . . . . . . .  35
                (K)      No Material Adverse Change. . . . . . . . . . . . .  35
                (L)      Security Interests. . . . . . . . . . . . . . . . .  35
                (M)      Subordinated Debt Documents . . . . . . . . . . . .  35
                (N)      Audited Financial Statements. . . . . . . . . . . .  35
                (O)      Chase Mortgage Documentation. . . . . . . . . . . .  36
                (P)      Proceeds of Chase Financing . . . . . . . . . . . .  36
                (Q)      Consents. . . . . . . . . . . . . . . . . . . . . .  36
                (R)      Financial Condition Certificate . . . . . . . . . .  36
                (S)      Landlord and Mortgagee Agreements . . . . . . . . .  36
                (T)      Contract Review . . . . . . . . . . . . . . . . . .  36
                (U)      Cash Management . . . . . . . . . . . . . . . . . .  36
                (V)      Tax Assumptions; Structure. . . . . . . . . . . . .  36

     SECTION 4.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . .  36
          4.1   Organization, Powers, Capitalization . . . . . . . . . . . .  37
                (A)      Organization and Powers . . . . . . . . . . . . . .  37
                (B)      Capitalization. . . . . . . . . . . . . . . . . . .  37
          4.2   Authorization of Borrowing, No Conflict. . . . . . . . . . .  37
          4.3   Financial Condition. . . . . . . . . . . . . . . . . . . . .  37
          4.4   Indebtedness and Liabilities . . . . . . . . . . . . . . . .  38
          4.5   Account Warranties . . . . . . . . . . . . . . . . . . . . .  38
          4.6   Names. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
          4.7   Locations; FEIN. . . . . . . . . . . . . . . . . . . . . . .  38
          4.8   Title to Properties; Liens . . . . . . . . . . . . . . . . .  38
          4.9   Litigation; Adverse Facts. . . . . . . . . . . . . . . . . .  38
          4.10  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . .  38
          4.11  Performance of Agreements. . . . . . . . . . . . . . . . . .  39

          4.12  Employee Benefit Plans . . . . . . . . . . . . . . . . . . .  39
          4.13  Intellectual Property. . . . . . . . . . . . . . . . . . . .  39
          4.14  Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . .  39
          4.15  Environmental Compliance . . . . . . . . . . . . . . . . . .  39
          4.16  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          4.17  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .  40
          4.18  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  40
          4.19  Compliance with Laws . . . . . . . . . . . . . . . . . . . .  40
          4.20  Bank Accounts; Lockboxes . . . . . . . . . . . . . . . . . .  40
          4.21  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  40
          4.22  Employee Matters . . . . . . . . . . . . . . . . . . . . . .  40
          4.23  Governmental Regulation. . . . . . . . . . . . . . . . . . .  41

     SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . .  41
          5.1   Financial Statements and Other Reports . . . . . . . . . . .  41
                (A)      Monthly Financials. . . . . . . . . . . . . . . . .  41
                (B)      Year-End Financials . . . . . . . . . . . . . . . .  41
                (D)      Management Letters. . . . . . . . . . . . . . . . .  42
                (E)      Compliance Certificate. . . . . . . . . . . . . . .  42
                (F)      Borrowing Base Certificates.  . . . . . . . . . . .  42
                (G)      Equipment Reports and Listings and Agings . . . . .  42
                (H)      Management Report . . . . . . . . . . . . . . . . .  43
                (I)      Appraisals. . . . . . . . . . . . . . . . . . . . .  43
                (J)      Government Notices. . . . . . . . . . . . . . . . .  43
                (K)      Events of Default, etc. . . . . . . . . . . . . . .  43
                (L)      Trade Names . . . . . . . . . . . . . . . . . . . .  43
                (M)      Locations . . . . . . . . . . . . . . . . . . . . .  44
                (N)      Bank Accounts . . . . . . . . . . . . . . . . . . .  44
                (O)      Litigation. . . . . . . . . . . . . . . . . . . . .  44
                (P)      Projections . . . . . . . . . . . . . . . . . . . .  44
                (Q)      Subordinated Debt and Other Indebtedness Notices. .  44
                (R)      Other Information . . . . . . . . . . . . . . . . .  44
          5.2   Access to Accountants. . . . . . . . . . . . . . . . . . . .  44
          5.3   Inspection . . . . . . . . . . . . . . . . . . . . . . . . .  44
          5.4   Collateral Records . . . . . . . . . . . . . . . . . . . . .  45
          5.5   Account Covenants; Verification. . . . . . . . . . . . . . .  45
          5.6   Collection of Accounts and Payments. . . . . . . . . . . . .  45
          5.7   Endorsement. . . . . . . . . . . . . . . . . . . . . . . . .  46
          5.8   Corporate Existence. . . . . . . . . . . . . . . . . . . . .  46
          5.9   Payment of Taxes . . . . . . . . . . . . . . . . . . . . . .  46
          5.10  Maintenance of Properties; Insurance . . . . . . . . . . . .  46
          5.11  Compliance with Laws . . . . . . . . . . . . . . . . . . . .  47
          5.12  Further Assurances . . . . . . . . . . . . . . . . . . . . .  47
          5.13  Collateral Locations . . . . . . . . . . . . . . . . . . . .  47
          5.14  Bailees. . . . . . . . . . . . . . . . . . . . . . . . . . .  47
          5.15  Use of Proceeds and Margin Security. . . . . . . . . . . . .  47

          5.16  Required Qualified Asset Expenditures. . . . . . . . . . . .  47

     SECTION 6.  FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . .  48
          6.1   Tangible Net Worth . . . . . . . . . . . . . . . . . . . . .  48
          6.2   Capital Expenditure Limits . . . . . . . . . . . . . . . . .  48
          6.3   Fixed Charge Coverage. . . . . . . . . . . . . . . . . . . .  48
          6.4   Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . .  49

     SECTION 7.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .  49
          7.1   Indebtedness and Liabilities . . . . . . . . . . . . . . . .  49
          7.2   Guaranties . . . . . . . . . . . . . . . . . . . . . . . . .  50
          7.3   Transfers, Liens and Related Matters.. . . . . . . . . . . .  50
                (A)      Transfers . . . . . . . . . . . . . . . . . . . . .  50
                (B)      Liens . . . . . . . . . . . . . . . . . . . . . . .  50
                (C)      No Negative Pledges . . . . . . . . . . . . . . . .  50
          7.4   Investments and Loans. . . . . . . . . . . . . . . . . . . .  51
          7.5   Restricted Junior Payments . . . . . . . . . . . . . . . . .  51
          7.6   Restriction on Fundamental Changes . . . . . . . . . . . . .  51
          7.7   Changes Relating to Subordinated Debt. . . . . . . . . . . .  51
          7.8   Transactions with Affiliates . . . . . . . . . . . . . . . .  52
          7.9   Environmental Liabilities. . . . . . . . . . . . . . . . . .  52
          7.10  Conduct of Business. . . . . . . . . . . . . . . . . . . . .  52
          7.11  Compliance with ERISA. . . . . . . . . . . . . . . . . . . .  52
          7.12  Tax Consolidations . . . . . . . . . . . . . . . . . . . . .  52
          7.13  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  52
          7.14  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . .  52
          7.15  Press Release; Public Offering Materials . . . . . . . . . .  52
          7.16  Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . .  53

     SECTION 8.  DEFAULT, RIGHTS AND REMEDIES. . . . . . . . . . . . . . . .  53
          8.1   Event of Default . . . . . . . . . . . . . . . . . . . . . .  53
                (A)      Payment . . . . . . . . . . . . . . . . . . . . . .  53
                (B)      Default in Other Agreements . . . . . . . . . . . .  53
                (C)      Breach of Certain Provisions. . . . . . . . . . . .  53
                (D)      Breach of Warranty. . . . . . . . . . . . . . . . .  53
                (E)      Other Defaults Under Loan Documents . . . . . . . .  53
                (F)      Change in Control . . . . . . . . . . . . . . . . .  53
                (G)      Involuntary Bankruptcy; Appointment of Receiver,
                           etc.. . . . . . . . . . . . . . . . . . . . . . .  53
                (H)      Voluntary Bankruptcy; Appointment of Receiver,
                           etc.. . . . . . . . . . . . . . . . . . . . . . .  54
                (I)      Liens.. . . . . . . . . . . . . . . . . . . . . . .  54
                (J)      Judgment and Attachments. . . . . . . . . . . . . .  54
                (K)      Dissolution . . . . . . . . . . . . . . . . . . . .  54
                (L)      Solvency. . . . . . . . . . . . . . . . . . . . . .  54
                (M)      Injunction. . . . . . . . . . . . . . . . . . . . .  55
                (N)      Invalidity of Loan Documents. . . . . . . . . . . .  55
                (O)      Failure of Security . . . . . . . . . . . . . . . .  55

                (P)      Damage, Strike, Casualty. . . . . . . . . . . . . .  55
                (Q)      Licenses and Permits. . . . . . . . . . . . . . . .  55
                (R)      Forfeiture. . . . . . . . . . . . . . . . . . . . .  55
                (S)      Cessation/Sale of Specified Divisions . . . . . . .  55
          8.2   Suspension of Commitments. . . . . . . . . . . . . . . . . .  56
          8.3   Acceleration . . . . . . . . . . . . . . . . . . . . . . . .  56
          8.4   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .  56
          8.5   Appointment of Attorney-in-Fact. . . . . . . . . . . . . . .  57
          8.6   Limitation on Duty of Agent with Respect to Collateral . . .  57
          8.7   Application of Proceeds. . . . . . . . . . . . . . . . . . .  57
          8.8   License of Intellectual Property . . . . . . . . . . . . . .  58
          8.9   Waivers, Non-Exclusive Remedies. . . . . . . . . . . . . . .  58

     SECTION 9.  ASSIGNMENT AND PARTICIPATION. . . . . . . . . . . . . . . .  58
          9.1   Assignments and Participations in Loans. . . . . . . . . . .  58
          9.2   Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                (A)      Appointment . . . . . . . . . . . . . . . . . . . .  59
                (B)      Nature of Duties. . . . . . . . . . . . . . . . . .  60
                (C)      Rights, Exculpation, Etc. . . . . . . . . . . . . .  60
                (D)      Reliance. . . . . . . . . . . . . . . . . . . . . .  61
                (E)      Indemnification . . . . . . . . . . . . . . . . . .  61
                (F)      Heller Individually . . . . . . . . . . . . . . . .  61
                (G)      Successor Agent . . . . . . . . . . . . . . . . . .  61
                         (1)  Resignation. . . . . . . . . . . . . . . . . .  61
                         (2)  Appointment of Successor . . . . . . . . . . .  61
                         (3)  Successor Agent. . . . . . . . . . . . . . . .  61
                (H)      Collateral Matters. . . . . . . . . . . . . . . . .  62
                         (1)  Release of Collateral. . . . . . . . . . . . .  62
                         (2)  Confirmation of Authority; Execution of
                              Releases.. . . . . . . . . . . . . . . . . . .  62
                         (3)  Absence of Duty. . . . . . . . . . . . . . . .  62
                (I)      Agency for Perfection . . . . . . . . . . . . . . .  63
                (J)      Exercise of Remedies. . . . . . . . . . . . . . . .  63
          9.3   Consents.. . . . . . . . . . . . . . . . . . . . . . . . . .  63
          9.4   Set Off and Sharing of Payments. . . . . . . . . . . . . . .  63
          9.5   Disbursement of Funds. . . . . . . . . . . . . . . . . . . .  64
          9.6   Settlements, Payments and Information. . . . . . . . . . . .  64
                (A)      Revolving Loan Advances and Payments; Fee
                           Payments. . . . . . . . . . . . . . . . . . . . .  64
                (B)      Availability of Lender's Pro Rata Share . . . . . .  65
                (C)      Return of Payments. . . . . . . . . . . . . . . . .  66
          9.7   Dissemination of Information . . . . . . . . . . . . . . . .  66
          9.8   Discretionary Advances . . . . . . . . . . . . . . . . . . .  66

     SECTION 10.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  66
          10.1  Expenses and Attorneys' Fees . . . . . . . . . . . . . . . .  66
          10.2  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . .  67
          10.3  Amendments and Waivers . . . . . . . . . . . . . . . . . . .  67

          10.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  68
          10.5  Survival of Warranties and Certain Agreements. . . . . . . .  69
          10.6  Indulgence Not Waiver. . . . . . . . . . . . . . . . . . . .  69
          10.7  Marshaling; Payments Set Aside . . . . . . . . . . . . . . .  69
          10.8  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  70
          10.9  Independence of Covenants. . . . . . . . . . . . . . . . . .  70
          10.10 Severability . . . . . . . . . . . . . . . . . . . . . . . .  70
          10.11 Lenders' Obligations Several; Independent Nature of
                  Lenders' Rights. . . . . . . . . . . . . . . . . . . . . .  70
          10.12 Headings . . . . . . . . . . . . . . . . . . . . . . . . . .  70
          10.13 APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . . .  71
          10.14 Successors and Assigns . . . . . . . . . . . . . . . . . . .  71
          10.15 No Fiduciary Relationship; Limitation of Liabilities . . . .  71
          10.16 CONSENT TO JURISDICTION. . . . . . . . . . . . . . . . . . .  71
          10.17 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . .  71
          10.18 Construction . . . . . . . . . . . . . . . . . . . . . . . .  72
          10.19 Counterparts; Effectiveness. . . . . . . . . . . . . . . . .  72
          10.20 No Duty. . . . . . . . . . . . . . . . . . . . . . . . . . .  72
          10.21 Confidentiality. . . . . . . . . . . . . . . . . . . . . . .  72